   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 1998

                                                      REGISTRATION NO. 333-43151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                               AMENDMENT NO. 3 TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                            ------------------------

                          CUMETRIX DATA SYSTEMS CORP.

             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                         5045                  95-4574138
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

            1304 JOHN REED COURT CITY OF INDUSTRY, CALIFORNIA 91745
                                 (626) 968-9868

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                     MAX TOGHRAIE, CHIEF EXECUTIVE OFFICER
                              1304 JOHN REED COURT
                       CITY OF INDUSTRY, CALIFORNIA 91745
                                 (626) 968-9868

  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                               Agent for Service)

                            ------------------------

                                   COPIES TO:

        MURRAY MARKILES, ESQ.                     RUBI FINKELSTEIN, ESQ.
      Jessica Cullen Smith, Esq.            Orrick, Herrington & Sutcliffe LLP
Troop Meisinger Steuber & Pasich, LLP                666 Fifth Avenue
       10940 Wilshire Boulevard                  New York, New York 10103
    Los Angeles, California 90024                     (212) 506-5000
            (310) 824-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------

    If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

This Preliminary Prospectus and the information contained herein are subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. Under no circumstances shall this Preliminary Prospectus constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 23, 1998


                                      [LOGO]

                                2,300,000 SHARES

                          CUMETRIX DATA SYSTEMS CORP.

                                  COMMON STOCK
                              --------------------

    Cumetrix Data Systems Corp., a California corporation ("CUMETRIX" or the "Company"), is hereby offering (the "Offering") 2,300,000 shares of common stock, no par value per share (the "Common Stock"). It is currently anticipated that the initial public offering price of the Common Stock will be between $4.50 and $5.50 per share. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that a trading market will develop or, if developed, that it will be sustained after the Offering. For information relating to the factors considered in determining the initial offering price to the public, see "Underwriting."

    Application has been made for and it is contemplated that upon consummation of the Offering, the Common Stock will be approved for quotation on The Nasdaq SmallCap Market ("Nasdaq") under the trading symbol "CDSC."
                              -------------------
THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND
 SUBSTANTIAL DILUTION. SEE "RISK FACTORS," COMMENCING ON PAGE 6 AND "DILUTION."
                              -------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                             UNDERWRITING
                                                        PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                                         PUBLIC             COMMISSIONS(1)           COMPANY(2)
Per share.......................................            $                      $                      $
Total(3)........................................            $                      $                      $


(1) Does not include additional compensation payable to the Underwriter in the form of a 3% non-accountable expense allowance or the Company's agreement to sell to the Underwriter five year warrants to purchase 230,000 shares of Common Stock at 165% of the initial public offering price per share of Common Stock (the "Underwriter's Warrants"). See "Underwriting" for information concerning indemnification and contribution arrangements and other compensation payable to the Underwriter.


(2) Before deducting expenses estimated at $802,000 payable by the Company including the Underwriter's non-accountable expense allowance. Of the Proceeds to the Company, $400,000 is being distributed to certain of the Company's existing shareholders in payment of notes issued. See "Use of Proceeds."

(3) The Company has granted the Underwriter an option (the "Over-Allotment Option"), exercisable for a period of 45 days after the date of this prospectus, to purchase up to 345,000 additional shares of Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions and
    Proceeds to the Company will be $    , $    and $    , respectively. See
    "Underwriting."
                              -------------------

    The shares of Common Stock are offered by the Underwriter subject to prior sale, when, as and if issued by the Company, delivered to and accepted by the Underwriter and subject to approval of certain legal matters by its counsel and subject to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of the certificates representing the Common Stock offered hereby will be made against payment therefor at the offices of Joseph Stevens & Company, Inc., 33 Maiden Lane, New York, New York 10038 on or
about     , 1998.
                              -------------------

                         JOSEPH STEVENS & COMPANY, INC.

                  THE DATE OF THIS PROSPECTUS IS       , 1998.

[Graphic depicting schematically ACSA Solution and Distribution Services in the center with four arrows pointing outward:

       -- System Configuration Services is written on the arrow pointing to System Integrators

       -- Hardware configuration is written on the arrow pointing to Value Added Resellers

       -- Built to order process is written on the arrow pointing to Original Equipment Manufacturers

       -- Software configuration is written on the arrow pointing toward Independent Software Vendors.]

[Photo of a hard drive]

[Caption: HIGH CAPACITY STORAGE The Company is a distributor of hard drives and integrates hard drives as components into systems the Company assembles.]

[Graphic depicting three arrows in circular form around the caption, ACSA
Solution

      - Customized End-user configuration requirement.

      - Automated Mass Custom configuration

      - Assembly]

[Caption: Using data gathered by manufacturers, Value Added Resellers and Systems Integrators, the ACSA Center integrated assembly line will automatically mass configure hardware and software to each end user's custom requirements.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION MAINTAINED BY THE UNDERWRITER IN THE COMMON STOCK AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. THE STATEMENTS WHICH ARE NOT HISTORICAL FACTS CONTAINED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED UNDER "RISK FACTORS." PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED BY THIS PROSPECTUS SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" SECTION, AS WELL AS THE OTHER INFORMATION AND DATA INCLUDED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.


    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO A 10.960591-FOR-1 STOCK SPLIT (THE "STOCK SPLIT") OF THE OUTSTANDING SHARES OF COMMON STOCK EFFECTED IN OCTOBER 1997, AND ASSUMES (I) THE EXPIRATION OF A CONTINGENT WARRANT (THE "CASI WARRANT") TO PURCHASE SHARES OF THE COMPANY'S COMMON STOCK, SEE "CERTAIN TRANSACTIONS," (II) NO EXERCISE OF THE UNDERWRITER'S OVER-ALLOTMENT OPTION, (III) NO GRANT OF ADDITIONAL OPTIONS UNDER THE COMPANY'S 1997 STOCK PLAN (THE "STOCK INCENTIVE PLAN"), (IV) NO EXERCISE OF 100,000 WARRANTS (THE "BRIDGE WARRANTS") OF THE COMPANY, EACH WARRANT EXERCISABLE DURING THE 36-MONTH PERIOD COMMENCING ONE YEAR FROM THE DATE THE WARRANTS WERE ISSUED TO PURCHASE ONE SHARE OF COMMON STOCK AT AN INITIAL EXERCISE PRICE OF $3.00 PER SHARE, SUBJECT TO ADJUSTMENT, ISSUED TO THE PURCHASERS OF 18 MONTH MATURITY PROMISSORY NOTES (THE "BRIDGES NOTES") OF THE COMPANY BEARING INTEREST AT A RATE OF 10% PER ANNUM ORIGINALLY ISSUED IN A FINANCING (THE "BRIDGE FINANCING"), SEE "RECENT BRIDGE FINANCING," AND (V) NO EXERCISE OF THE UNDERWRITER'S WARRANTS, EACH EXERCISABLE TO PURCHASE ONE SHARE OF COMMON STOCK AT AN INITIAL EXERCISE PRICE EQUAL TO 165% OF THE INITIAL PUBLIC OFFERING PRICE OF THE COMMON STOCK. SEE "MANAGEMENT--STOCK OPTION PLAN," "CERTAIN TRANSACTIONS" AND "UNDERWRITING."


                                  THE COMPANY


    The Company distributes computer equipment and related hardware components and software ("Computer Products") to value added resellers ("VARs"), system integrators ("SIs"), original equipment manufacturers ("OEMs"), independent software vendors ("ISVs") and major government and corporate accounts. In December 1996, the Company entered the system configuration business. The Company intends to build upon vendor and customer relationships in the Computer Products business and the system configuration business to become a leading provider of software-enabled custom configuration to its target markets both domestically and internationally. The Company intends to implement a fully automated systems integration and configuration process, referred to as the Automated Custom System Assembly Solution, or "ACSA Solution," incorporating licensed proprietary software. The Company believes the ACSA Solution will enable the Company to assemble multiple computer systems and custom configure the software loaded on these systems to each customer's end user's unique specifications at a fraction of the cost and time required by other commercially available configuration processes. See "Business--ACSA Growth Strategy--THE ACSA SOLUTION." The Company has begun initial construction of the first of its ACSA Solution production lines ("ACSA Centers") located at the Company's facility. The Company's first ACSA Center is expected to be completed and the Company is expected to commence offering the ACSA Solution by mid-1998. Future ACSA Centers may be located at the facilities of its customers. This technology is intended to enable the Company's customers to outsource their procurement, warehousing, assembly, staging, and shipping processes. The Company will use a portion of the proceeds of the Offering to complete the construction of and operate its first ACSA Center.


    The Company's Computer Products business procures and distributes a broad and comprehensive range of Computer Products including components and systems networking products. These products include components such as high capacity storage devices, CD-ROMs and CD Recorders, network adapters, hubs, small computer systems interfaces ("SCSIs"), integrated device enhancements ("IDEs") and ZIP drives as well as memory and central processing units ("CPUs") for desktop and notebook computer products. The Company also assembles built-to-order computer systems for its target markets.

    The Company's net sales have grown from $17,175,071 for the period from April 2, 1996 (inception) through December 31, 1996, and $25,940,203 for the Company's first fiscal year ending March 31, 1997 to

$49,267,491 for the first nine months of fiscal 1998 primarily because of development of an experienced sales management team with strong customer relationships, expansion of the sales force, quick delivery of a broad selection of Computer Products and competitive pricing offered by the Company. The Company's gross profit margins have improved from approximately 3.3% and 3.1% of net sales in the nine month period ending December 31, 1996 and the year ended March 31, 1997, respectively, to 4.2% for the nine month period ending December 31, 1997 due to a number of factors including strong product demand, more favorable direct manufacturer pricing and an improved sales mix achieved by the Company which favors components with higher profit margins and computer system sales. The Company expects that implementation of the ACSA Centers will increase sales of higher margin built-to-order computer systems and service revenues.

    The Company intends to expand through enhancing existing and establishing additional strategic relationships with leading master distributors and manufacturers and by developing custom assembly and software configuration relationships with computer resellers, manufacturers and integrators. The Company also intends to enter into joint venture or license arrangements with foreign partners in South America, Mexico and Asia. The Company's strategy is to access these markets by identifying foreign joint venture partners or licensees with substantial industry presence capable of effectively utilizing the ACSA Solution. The Company also intends to utilize management's extensive network of domestic and foreign contacts to explore possible acquisition opportunities. The Company is exploring joint ventures with potential partners identified in Asia, but is not currently negotiating any acquisition opportunities. There can be no assurance that the Company will successfully establish any joint ventures or identify any acquisition opportunities or that if such opportunities are presented that they will be on terms and conditions acceptable to the Company.

    The Company was incorporated in California on April 2, 1996 under the name Data Net International, Inc. On January 6, 1998, the Company changed its name to Cumetrix Data Systems Corp. The Company's executive offices are located at 1304 John Reed Court, City of Industry, California, 91745; and its telephone number is (626) 968-9868, and its facsimile number is (626) 961-1868.

                                  THE OFFERING

Common Stock offered..................  2,300,000 shares

Common Stock outstanding before the
  Offering............................  4,750,000 shares(1)

Common Stock outstanding after the
  Offering............................  7,050,000 shares(1)

                                        Repayment of Bridge Notes and other indebtedness; construction of first ACSA Center; marketing and sales for the ACSA
                                        Solution; development of additional ACSA Centers; expansion of
                                        Computer Products sales and marketing capability; and for
                                        working capital and general corporate purposes. See "Use of
                                        Proceeds."
Use of proceeds.......................

Proposed Nasdaq SmallCap Market
  Symbol..............................  CDSC

--------------------------

(1) Does not include (i) 383,717 shares of Common Stock issuable upon the exercise of stock options issued under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), which have a weighted average exercise price of $3.06 per share, (ii) 45,000 shares of Common Stock issuable pursuant to the exercise of outstanding warrants at an exercise price of $3.00 per share,
    (iii) 100,000 shares of Common Stock issuable upon the exercise of the Bridge Warrants which have an exercise price of $3.00 per share, and (iv) 116,283 shares reserved for issuance upon the exercise of options which may be granted under the Stock Option Plan.

                             SUMMARY FINANCIAL DATA


                                                                           PERIOD FROM
                                                                          APRIL 2, 1996     NINE MONTHS ENDED
                                                                           (INCEPTION)         DECEMBER 31
                                                                                TO        ----------------------
                                                                          MARCH 31, 1997     1996        1997
                                                                          --------------  ----------  ----------
                                                                                               (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
  Net sales.............................................................   $ 25,940,203   $17,175,071 $49,267,491
  Cost of products......................................................     25,139,001   16,604,294  47,192,956
                                                                          --------------  ----------  ----------
    Gross profit........................................................        801,202      570,777   2,074,535
  Selling, general and administrative expenses..........................        751,133      501,923   1,029,504
                                                                          --------------  ----------  ----------
  Income from operations................................................         50,069       68,854   1,045,031
  Interest expense......................................................          9,334        4,500      13,908
  Other income (expense), net...........................................         (5,871)          10      10,723
                                                                          --------------  ----------  ----------
  Income before provision for income taxes..............................         34,864       64,364   1,041,846
  Provision for income taxes............................................          9,500       25,745     416,738
                                                                          --------------  ----------  ----------
    Net income..........................................................   $     25,364   $   38,619  $  625,108
                                                                          --------------  ----------  ----------
                                                                          --------------  ----------  ----------
  Basic and diluted earnings per share..................................   $       0.01   $     0.01  $     0.14
                                                                          --------------  ----------  ----------
                                                                          --------------  ----------  ----------


                                                                                         AT DECEMBER 31, 1997
                                                                                      ---------------------------
                                                                        AT MARCH 31,    ACTUAL     AS ADJUSTED(1)
                                                                            1997      -----------  --------------
                                                                        ------------  (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.....................................................   $  154,160    $ 232,529    $  9,946,580
  Total assets........................................................    1,855,241   10,272,214      18,367,914
  Total liabilities...................................................    1,579,877    8,622,542       7,267,342
  Retained earnings...................................................       25,364      650,472         553,372(2)
  Shareholders' equity................................................      275,364    1,649,672      11,100,572

------------------------------

(1) As adjusted to reflect (i) the proceeds of the sale of 2,300,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $5.00 per share after deducting commissions and estimated offering expenses (estimated at $1,952,000); and (ii) the application of the net proceeds of the Offering, including payment of $400,000, $700,000 and $100,000 due under the Bridge Notes, the CASI Note and the the Datatec Note, respectively.

(2) As adjusted to reflect a non-recurring interest expense of $97,100 for the unamortized portion of the original issue discount and financing costs related to the Bridge Financing.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS.

    LIMITED OPERATING HISTORY. The Company commenced operations in April 1996; therefore, there is only limited financial information in existence upon which an investment decision may be based. Although the Company has achieved profitability, the ability of the Company to sustain profitability will depend in part upon the successful and timely introduction and operation of its ACSA Centers, continuation of the Company's close relationships with its vendors and customers, successful marketing of existing products and the Company's ability to finance inventories and growth and to collect trade receivables in a timely manner. The likelihood of the success of the Company in implementing its ACSA Centers must be considered in light of the difficulties and risks inherent in a new business. There can be no assurance that revenues will increase significantly in the future or that the Company will ever achieve profitable operations for the ACSA Center business. There can be no assurance that the Company will be able to generate and sustain profitability in the future. See "Business--ACSA Growth Strategy."

    BROAD DISCRETION OF MANAGEMENT AND THE BOARD OF DIRECTORS IN USE OF PROCEEDS. Although the Company intends to apply the net proceeds of the Offering in the manner described herein under "Use of Proceeds," the Company's management and its Board of Directors have broad discretion within such proposed uses as to the precise allocation of the net proceeds, the timing of expenditures and all other aspects of the use thereof. In addition, approximately 19% of the net proceeds of the Offering will be allocated and used for working capital and other general corporate purposes. The Company reserves the right to reallocate the net proceeds of the Offering among the various categories set forth under "Use of Proceeds" as it, in its sole discretion, deems necessary or advisable based upon prevailing business conditions and circumstances. See "Use of Proceeds."

    CONTROL BY INSIDERS. Upon completion of the Offering, the executive officers and directors will beneficially own approximately 62.75% of the outstanding Common Stock and will be able to elect all the Company's directors and thereby direct the policies of the Company. See "Principal Shareholders" and "Management."

    DEPENDENCE UPON KEY PERSONNEL. The Company is highly dependent upon the services of Max Toghraie and James Ung, its Chief Executive Officer and President, respectively. Both James Ung and Max Toghraie are employed pursuant to five year employment agreements. See "Management--Employment Agreements." The success of the Company to date has been in part dependent upon their efforts and abilities, and the loss of the services of either of them for any reason could have a material adverse effect upon the Company. In addition, the Company's work force includes executives and employees with significant knowledge and experience in the Computer Products distribution industry. The Company's future success will be strongly influenced by its ability to continue to recruit, train and retain a skilled work force. While the Company believes that it would be able to locate suitable replacements for its executives or other personnel if their services were lost to the Company, there can be no assurance that the Company would be able to do so on terms acceptable to the Company. In particular, the location and hiring of suitable replacements for Mr. Toghraie and Mr. Ung could be very difficult. The Company maintains a key-man life insurance policy on the lives of Messrs. Toghraie and Ung with benefits of $1,000,000 each, payable to the Company in the event of their death. The benefits received under these policies would not be sufficient to compensate the Company for the loss of the services of Mr. Toghraie or Mr. Ung should suitable replacements not be employed. See "Management."

    DEPENDENCE UPON RELATIONSHIPS WITH VENDORS. A key element of the Company's past success and future business strategy involves the establishment of relationships with certain major distributors and Computer Product manufacturers. Purchases from these vendors account for the majority of the Company's aggregate purchases for fiscal 1997 and for the nine month period ended December 31, 1997. For the nine months ended December 31, 1997, DSS Technology Distribution Partners, Inc. ("DSS"), a master distributor of hard drives to the Company, accounted for 58.3% of the Company's purchases. Certain of these vendors provide the Company with substantial incentives in the form of rebates passed through from the manufacturer, discounts, credits and cooperative advertising. There can be no assurance that the Company will continue to receive such incentives in the future. Other than ordinary purchase orders, the Company does not have written supply, distribution or franchise agreements with any of its Computer Product vendors. Although the Company believes that it has established close working relationships with its principal vendors, the Company's success will depend, in large part, on maintaining these relationships and developing new vendor relationships for its existing and future product and service lines. Because the Company does not have written contracts with any of its vendors, there can be no assurance that the Company will be able to maintain these relationships. Periodically, Computer Product suppliers consolidate their distribution networks and otherwise restructure or limit their distribution channels. There can be no assurance that the Company will continue to be selected to resell products by its principal vendors. Termination or interruption of such relationships or modification of the terms the Company receives from these vendors would materially adversely affect the Company's financial position, operating results, and cash flows. See "--Asian Market Instability" and "Business--Vendor Relationships and Procurement."

    Certain of the products offered by the Company are subject to manufacturer allocations, which limit the number of units of such products available to the Company's vendors, which in turn may limit the number of units available to the Company. In order to offer the products of most manufacturers, the Company is required to obtain authorizations from the manufacturers to act as a reseller of such products, which authorizations may be terminated at the discretion of the manufacturers at any time. There can be no assurance that the Company will be able to obtain or maintain authorizations to offer products, directly or indirectly, from new or existing manufacturers. Termination of the Company's rights to act as a reseller of the products of one or more significant manufacturers would have a material adverse effect on the Company's financial position, operating results, and cash flows.

    POSSIBLE ADDITIONAL FINANCING REQUIRED. The Company's business is capital intensive in that the Company is required to finance the purchase of Computer Products in order to fill sales orders. In order to obtain necessary capital, the Company relies primarily on unsecured vendor credit lines and a line of credit provided by Finova Capital Corporation ("Finova") that is collateralized by accounts receivable and inventory. As a result, the amount of credit available to the Company may be adversely affected by factors such as delays in collection or deterioration in the quality of the Company's accounts receivable, economic trends in the computer industry, interest rate fluctuations and the lending or credit policies of the Company's lenders and vendors. Many of these factors are beyond the Company's control. Any decrease or material limitation on the amount of capital available to the Company under its financing arrangements or vendor credit lines will limit the ability of the Company to fill existing sales orders or expand its sales levels and, therefore, would have a material adverse effect on the Company's financial position, operating results, and cash flows. In addition, while the Company does not have significant exposure to interest rate fluctuations under its current financing, any significant increases in interest rates will increase the cost of possible future financing to the Company which would have a material adverse effect on the Company's financial position, operating results, and cash flows. The Company is dependent on the availability of accounts receivable financing on reasonable terms and at levels that are high relative to its equity base in order to maintain and increase its sales. There can be no assurance that such financing will be available to the Company in the future. The inability of the Company to have continuous access to such financing at reasonable costs would severely and adversely impact the Company's financial position, operating results, and cash flows. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    RISK OF PRODUCT RETURNS. As is typical of the computer industry, the Company incurs expenses as a result of the return of products by customers. Such returns may result from defective goods, inadequate performance relative to customer expectations, distributor shipping errors and other causes which are outside the Company's control. Although the Company's distributors and manufacturers have specific return policies that enable the Company to return certain types of goods for credit, to the extent that the Company's customers return products which are not accepted for return by the distributor or manufacturer of such products, the Company will be forced to bear the cost of such returns. Any significant increase in the rate of product returns coupled with the unwillingness by the Company's distributors or manufacturers to accept goods for return could have a material adverse effect on the Company's financial position, operating results, and cash flows. See "Business--Inventory Management."

    PRODUCT MIX; RISK OF DECLINING PRODUCT MARGINS. The Company's gross profit margins have increased from 3.3% to 4.2% in the nine months ending December 31, 1996 and 1997, respectively, due to a number of factors, including strong product demand, the ability of the Company to obtain favorable pricing, and a sales mix of products with higher profit margins. However, given the significant levels of competition that characterize the Computer Products market, there can be no assurance that the Company will maintain the current gross profit margins or be able to achieve further increases in profit margins. From time to time, product margins will also be reduced as a result of marketing strategies implemented by the Company. For instance, introductory pricing implemented by the Company to develop market awareness of product lines, particularly disk drives, of vendors new to the Company will have an adverse effect upon gross profit margins and, potentially, earnings during the period promotional pricing is offered. Moreover, in order to attract and retain many of its larger customers, the Company frequently must agree to volume discounts and maximum allowable mark-ups that serve to limit the profitability of sales to such customers. Accordingly, to the extent that the Company's sales to such customers increase, the Company's gross profit margins may be reduced, and therefore any future increases in net income will have to be derived from continued sales growth or effective expansion into higher margin business segments, neither of which can be assured. Furthermore, low margins increase the sensitivity of the business to increases in costs of financing, because financing costs to carry a receivable can be very high compared to the low amount of gross profit on the sale underlying the receivable itself. Any failure by the Company to maintain or increase its profit margins and sales levels could have a material adverse effect on the Company's results of operations and prospects for future growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    UNCERTAINTY OF COMMERCIALIZATION OF THE ACSA SOLUTION; IMPORTANCE OF ACSA TO GROWTH. The Company's ability to successfully implement, market and introduce the ACSA Solution services on a timely basis will be a significant factor in the Company's ability to improve its operating margins and remain competitive. The Company's ability to market the ACSA Solution successfully will depend on the Company convincing potential customers of the benefits of the ACSA Solution. The Company has only recently commenced marketing the ACSA Solution. The Company is currently constructing its first ACSA Center located in City of Industry. No ACSA Center is currently in operation and the Company currently has no sales revenue attributable to the ACSA Solution or a ACSA Center. Although the Company is engaged in negotiations and discussions with a number of potential customers, there can be no assurance that any such discussions will lead to significant sales of the ACSA Solution, or that the ACSA Solution will attain market acceptance. Although the Company intends to devote a substantial portion of the proceeds of this Offering to implementation and marketing of ACSA Solution services, there can be no assurance that the commitment and use of such funds will result in successful implementation, marketing and sales of ACSA Solution services. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to market trends or customer requirements, or any significant delays in introduction of ACSA services, could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--ACSA Growth Strategy."

    LENGTHY SALES AND IMPLEMENTATION CYCLES FOR ACSA. The Company believes that the purchase of the Company's ACSA Solution services will entail an enterprise-wide decision by prospective customers and require the Company to engage in a lengthy sales cycle, estimated at between three and twelve months, as the Company will be required to provide a significant level of education to prospective customers regarding the use and benefits of the Company's ACSA Solution services and products. Also, the purchase of ACSA Solution services will often depend upon the successful coordination of marketing, system design and installation efforts by the Company, end-user customers and others with influence over the purchase decisions of the Company's customers such as consultants, VARs and SIs. Purchase decisions will generally occur only after significant internal analysis by each customer and will be subject to competition with other capital spending priorities of certain customers. As a result, the sales and customer implementation cycles will be subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of a limited number of transactions could have a material adverse effect on the Company's business and results of operations and could cause the Company's operating results to vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


    DEPENDENCE ON CASI FOR DEVELOPMENT AND ENHANCEMENT OF CONFIGURATION SOFTWARE. Under the Company's non-exclusive license and reseller agreements with Computer-Aided Software Integration, Inc. ("CASI"), CASI retains the source code of the Configurator software required to operate the automated software configuration functions of the Company's planned ACSA Solution and ACSA Centers, and retains all rights to modify and enhance the Configurator-TM- software. CASI has agreed to provide the Company with all enhancements and upgrades to the Configurator software used internally or distributed by CASI to its customers, and to develop additional enhancements requested by the Company at the Company's sole expense. Any enhancements requested by the Company and implemented by CASI at CASI's expense may be incorporated in the generally distributed version of CASI's software. If CASI determines not to fund development of an enhancement then CASI must prepare the enhancement at pre-agreed rates and ownership of the requested enhancement will belong to the Company. Failure by CASI to promptly and adequately perform its obligations under its license agreement with the Company would have a material adverse effect on the Company. Furthermore, there can be no assurance that CASI will fully comply with its contractual obligations to the Company, that CASI will dedicate sufficient software development capacity to satisfy the Company's requirements, or that the Company's remedies in the event CASI does not perform its obligations will be adequate. The Company has no capability to internally develop any enhancements or upgrades. Failure or delay by CASI to fulfill the Company's anticipated needs for enhancement and upgrading of the Configurator software would adversely affect the Company's ability to market ACSA services and to become and remain competitive in the software configuration market. In the event that CASI fails to meet its obligations under the license, the Company has, among other rights, the contractual right to the source code underlying the software, but there can be no assurance that the Company will be able to obtain the source code in a timely manner, if at all, because CASI is in possession of the only copies of the source code. Even if the Company is able to obtain the source code under such circumstances, internal maintenance and enhancement of the source code could place a significant financial burden on the Company. See "Business--ACSA Growth Strategy" and "Certain Transactions."


    LIMITED MARKETING CAPABILITIES. The Company's operating results will depend to a large extent on its ability to successfully market the ACSA Solution services to personal computer manufacturers and multi-user system buyers. The Company currently has limited marketing capability. The Company intends to use a portion of the proceeds of the Offering to hire additional sales and marketing personnel and outside consultants to market the ACSA Solution. There can be no assurance that any marketing efforts undertaken by the Company will be successful or will result in any significant sales of the ACSA Solution. See "Business--ACSA Growth Strategy."

    MANAGEMENT OF GROWTH. The Company has grown rapidly since inception in April 1996, with net sales reaching $25,940,203 in the Company's first fiscal year and reaching $49,267,491 for the nine months ended December 31, 1997, and employees increasing from 3 at inception to 23 at January 31, 1998. Implementation of the Company's business plan, including implementation of ACSA Solution services and the general strains of the Company's growth will require that the Company significantly expand its operations in all areas. This growth in the Company's operations and activities will place a significant strain on the Company's management, operational, financial and accounting resources. Successful management of the Company's operations will require the Company to continue to implement and improve its financial and management information systems. The Company's ability to manage its future growth, if any, will also require it to hire and train new employees, including management and technical personnel, and motivate and manage its new employees and integrate them into its overall operations and culture. The Company recently has made additions to its management team, including appointing Max Toghraie as Chief Executive Officer in September 1997 and Carl L. Wood as Chief Financial Officer in February 1998 and is in the process of expanding its accounting staff and modifying its internal procedures to prepare to function as a public company, a process which is expected to continue following the Offering. The Company's failure to manage implementation of its business plan would have a material adverse effect on the Company's business, operating results and financial condition.

    RISK OF POTENTIAL JOINT VENTURES OR ACQUISITIONS. In the future, the Company may acquire complementary companies, products or technologies, although no specific acquisitions currently are pending or under negotiation. Acquisitions involve numerous risks, including adverse short-term effects on the combined business' reported operating results, impairments of goodwill and other intangible assets, the diversion of management's attention, the dependence on retention, hiring and training of key personnel, the amortization of intangible assets and risks associated with unanticipated problems or legal liabilities. A portion of the net proceeds of this Offering may be used to fund such acquisitions at the broad discretion of the Board of Directors. The Board of Directors may consummate such acquisitions, if any, without permitting shareholders to review or vote on such transactions, unless required under applicable law. See "Use of Proceeds." and "Business--ACSA Growth Strategy."

    CONSTRUCTION OF FIRST ACSA CENTER. The Company intends to use approximately $0.3 million of the net proceeds from the Offering to complete construction of and to equip its first ACSA Center. It is expected that the construction will require a substantial time commitment of certain members of management. The first ACSA Center is expected to be completed by mid-1998. Any delay in completion of the first ACSA Center could result in delays in the commencement of sales of assembly and custom software configuration services and adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to complete the ACSA Center at the budgeted price. Additionally, there can be no assurance that the ACSA Center will be available on time or that the Company will be successful in timely hiring and training engineers and technicians necessary to commence operations of the ACSA Center. Any such delay would delay the Company's ability to commence offering the ACSA Solution and have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Facilities."

    RAPID TECHNOLOGICAL CHANGE; NEW PRODUCT INTRODUCTIONS. The market for the Company's ACSA technology is characterized by rapidly changing technology and frequent new product introductions. Even if the Company's ACSA Solution services using its licensed Configurator software gains initial market acceptance, the Company's success will depend, among other things, upon its ability to enhance the ACSA Solution services and to develop and introduce new products and services that keep pace with technological developments, respond to evolving customer requirements and achieve continued market acceptance. There can be no assurance that the Company will be able to identify, develop, manufacture, market or support new products or offer new services successfully, that such new products or services will gain market acceptance, or that the Company will be able to respond effectively to technological changes or product announcements by competitors. Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements or any significant delays in product development or introductions could result in a loss of market share or revenues. See "Business--ACSA Growth Strategy."

    INDUSTRY EVOLUTION AND PRICE REDUCTIONS; CHANGING METHODS OF
DISTRIBUTION. The personal computer industry is undergoing significant change. The industry has become more accepting of large volume, cost-effective channels of distribution such as computer superstores, consumer electronics and office supply superstores, national direct marketers and mass merchants. In addition, many traditional computer resellers are consolidating operations and acquiring or merging with other resellers to increase efficiency. This current industry reconfiguration has resulted in increased pricing pressures. Decreasing prices of Computer Products require the Company to sell a greater number of products to achieve the same level of net sales and gross profit. The continuation of such trend would make it more difficult for the Company to maintain or to increase its net sales and net income. In addition, it is possible that the historically high rate of growth of the personal computer industry may slow at some point in the future. If the growth rate of the personal computer industry were to decrease, the Company's financial position, operating results, and cash flows could be materially adversely affected. Furthermore, new methods of distribution and sales of Computer Products, such as on-line shopping services and catalogs published on CD-ROM, may emerge in the future. Computer Products and software manufacturers have sold, and may in the future intensify their efforts to sell, their products directly to end users. From time to time, certain vendors have instituted programs for the direct sale of large orders of Computer Products and software to certain major corporate accounts. These types of programs may continue to be developed and used by various vendors. While the Company attempts to anticipate future distribution trends, any of these distribution methods or competitive programs, if expanded, could have a material adverse effect on the Company's financial position, operating results, and cash flows.


    AVAILABILITY OF COMPONENTS. The computer component and computer assembly businesses have from time to time experienced periods of extreme shortages in product supply, generally as the result of demand exceeding available supply. When these shortages occur, suppliers tend to either slow down shipments or place their customers "on allocation," reducing the number of units sold to each customer. While the Company believes that it has well-established relationships with vendors and that it has not been adversely affected by recent shortages in certain storage and other computer components, no assurance can be given that future shortages will not adversely impact the Company. See "Business--Vendor Relationships and Procurement."



    COMPETITION. The Company faces intense competition, both in its selling efforts and purchasing efforts, from the significant number of companies that configure and/or assemble personal computers, manufacture or distribute disk drives and offer software configuration services. Many of these companies, such as CompuCom Systems, Inc., CDW Computer Centers, Inc., Vanstar Corp. and Inacom, Inc. in the Computer Products distribution market, large computer manufacturers such as IBM Corp. and Compaq Computer Corporation, which provide custom configuration and automated software configuration for standardized systems, large distributors such as Ingram Micro Inc., Vanstar Corp., En Point Technologies, Inc., Microwarehouse, Inc. and CompuCom Systems, Inc. in the systems integration and network services market, have substantially greater assets and possess substantially greater financial and personnel resources than those of the Company and may develop software, or services or products which are comparable to the ACSA Solution. Many competing distributors also carry or offer brands or product lines which the Company does not carry. Generally, large disk drive and personal computer component manufacturers and large distributors do not focus their direct selling efforts on small to medium sized OEMs and distributors, which constitute the vast majority of the Company's customers; however, as the Company's customers increase in size, disk drive and component manufacturers may find it cost effective to focus direct selling efforts on those customers, which could result in the loss of customers or pressure on margins. In addition, CASI and/or Datatec Systems Inc. ("Datatec"), formerly known as Glasgal Communications, Inc., the parent corporation of CASI, may directly enter into the Company's integration and configuration markets using the software the Company has licensed from CASI. While no operating division or subsidiary of Datatec is currently competing in the Company's markets, there can be no assurance that Datatec will not decide to directly compete with the Company in the future. Further, the terms of the Company's license agreement with CASI allows CASI to license the software used in the ACSA Solution and the ACSA Centers to new or existing direct competitors of the Company. There can be no assurance that the Company will be able to continue to compete effectively with existing or potential competitors. See "Business--Competition" and "Certain Transactions."


    ELECTRONICS INDUSTRY CYCLICALITY. The personal computer component distribution industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and corporate end users of personal computers, as well as component distributors such as the Company. In addition, the life cycle of existing personal computer products and the timing of new product development and introduction can affect demand for disk drives and other personal computer components. Any downturns in the personal computer component distribution industry, or the personal computer industry in general, could adversely affect the Company's business and results of operations.


    ASIAN MARKET INSTABILITY. Economies and financial markets in Asia have recently experienced significant turmoil. A non-material portion of the Company's revenues are derived from sales to businesses which primarily export Computer Products to Asian customers, and certain of the Company's vendors are based in Korea, Japan and other Asian countries. The recent turmoil in the Asian financial markets has not had a material impact on the Company's sales orders or the Company's ability to obtain products from its Asian vendors. However, the financial instability in these regions may have an adverse impact on the financial position of end-users in the region which could impact future orders from the Company's customers and/or the ability of such end users to pay the Company's customers, which could also impact the ability of such customers to pay the Company. If the Company's customers who export into Asia are unable to maintain export sales or current margins on such export sales, the Company's sales and/or sales margins may be adversely affected. Additionally, if the Company's vendors in these regions are unable to continue to supply the Company, the Company may be adversely impacted.



    FOREIGN TRADE REGULATION. A significant number of the products distributed by the Company are manufactured in Taiwan, China, Korea, Japan and the Philippines. The purchase of goods manufactured in foreign countries is subject to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs and import and export controls and changes in governmental policies, any of which could have a material adverse effect on the Company's business and results of operations. The ability to remain competitive with respect to the pricing of imported components could be adversely affected by increases in tariffs or duties, changes in trade treaties, strikes in air or sea transportation, fluctuation in currency and possible future United States legislation with respect to pricing and import quotas on products from foreign countries. For example, it is possible that political or economic developments in China, or with respect to the United States' relationship with China, could have an adverse effect on the Company's business. The Company's ability to remain competitive could also be affected by other governmental actions related to, among other things, anti-dumping legislation and international currency fluctuations. While the Company does not believe that any of these factors adversely impact its business at present, there can be no assurance that these factors will not materially adversely affect the Company in the future. Any significant disruption in the delivery of merchandise from the Company's suppliers, substantially all of whom are foreign, would also have a material adverse impact on the Company's business and results of operations. See "Business--Vendor Relationships and Procurement."


    FLUCTUATIONS IN QUARTERLY EARNINGS. The Company's business is subject to certain quarterly influences. Net sales and operating profits are generally higher in the third quarter due to the purchasing patterns of personal computer integrators and resellers and are generally lower in the second quarter due primarily to lower industry shipments. Quarterly results may also be adversely affected by a variety of other factors, including the timing of acquisitions and related costs, the release of new products, promotions, and component pricing and availability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    CONFLICTS OF INTERESTS. David Tobey, a director of the Company, is the founder, President, Chief Executive Officer and a significant stockholder of CASI and an employee of CASI's parent, Datatec. CASI is a vendor and licensor of the Company. Mr. Tobey has an employment agreement with CASI whereby Mr. Tobey is obligated to assign to CASI all ideas, inventions and designs created or developed by Mr. Tobey (alone or with others) relating to computer integration and development tools. The Company has entered into a licensing agreement (the "CASI License") and a reseller agreement (the "CASI Reseller Agreement") with CASI relating to the Company's non-exclusive license to use and resell CASI's Configurator software. While CASI does not currently compete with the Company, there can be no assurance that CASI or Datatec will not compete directly with the Company in the future. In addition, the terms of the CASI License do not restrict CASI's ability to license the software to direct competitors of the Company. CASI and Datatec market automated configuration services and may license the Configurator software in competition with the Company. As a result, conflict may result between Mr. Tobey's interests and obligations to CASI and Datatec and his obligations as a Director of the Company. The license fee for the CASI Configurator software was $1.1 million, of which $150,000 was advanced on the Company's behalf by an officer of CASI's parent, Datatec and is evidenced by a promissory note (the "Datatec Note"), and $950,000 was paid by delivery to CASI of a non-interest bearing promissory note (the "CASI Note"). The Company repaid $250,000 principal amount of the CASI Note and $50,000 of the principal amount of the Datatec Note out of the proceeds of the Company's Bridge Financing in December 1997. The Company intends to repay the outstanding $100,000 principal amount of the Datatec Note and the $700,000 principal amount of the CASI Note out of the proceeds of this Offering. The CASI Note provides that the Company has also issued CASI a contingent warrant (the "CASI Warrant") pursuant to which CASI may apply any amount then due and unpaid under the CASI Note to the purchase of the Company's Common Stock at a price of $4.50 per share if the Company defaults under the CASI Note. The CASI Warrant will expire upon full payment of the CASI Note. The Company believes that all of these transactions were on terms no less favorable than were available from unaffiliated third parties. There can be no assurance that the Company will not enter into transactions with affiliated parties in the future. See "Certain Transactions."

    IMMEDIATE AND SUBSTANTIAL DILUTION. The proposed initial public offering price is substantially higher than the book value per outstanding share of Common Stock. Specifically, investors will sustain immediate dilution of $3.43 per share (69%) based on the net tangible book value of the Company at December 31, 1997 of $0.35 per share. Investors in the Offering therefore will bear a disproportionate part of the financial risk associated with the Company's business while effective control will remain with the Company's directors and executive officers. See "Dilution."

    REPAYMENT OF INDEBTEDNESS. Approximately thirteen (13%) percent, or an aggregate of $1,200,000, of the net proceeds of the Offering has been allocated for the repayment of the Bridge Notes, the CASI Note, and the Datatec Note, and therefore will not be available for future operations. Approximately seven (7%) percent, or $700,000, of such net proceeds will be paid to CASI in connection with the repayment of the CASI Note. See "Use of Proceeds." David Tobey, a director of the Company, is the founder, President, Chief Executive Officer and a significant stockholder of CASI and an employee of CASI's parent, Datatec.

    POSSIBLE ISSUANCE OF PREFERRED STOCK; BARRIERS TO TAKEOVER. The Company's Articles of Incorporation authorize the issuance of up to 2,000,000 shares of Preferred Stock. Following the Offering, no shares of Preferred Stock of the Company will be outstanding, and the Company has no present intention to issue any shares of Preferred Stock. However, because the rights and preferences for any series of Preferred Stock may be set by the Company's Board of Directors in its sole discretion, the rights and preferences of any such Preferred Stock are likely to be superior to those of the Common Stock and thus could adversely affect the rights of the holders of Common Stock. The Company currently has no commitments or contracts to issue any additional securities. Any securities issuances might result in a reduction in the book value or market price of the outstanding shares. Further, any new issuances could be used for anti-takeover purposes or might be used as a method of discouraging, delaying or preventing a change of control of the Company. Additionally, certain provisions of the Company's Articles of Incorporation and Bylaws could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock."

    NO DIVIDENDS ANTICIPATED. The Company has never declared or paid dividends on its Common Stock. After the consummation of this Offering, the Company does not intend for the foreseeable future to declare or pay any cash dividends and intends to retain earnings, if any, for the future operation and expansion of the Company's business. See "Dividend Policy."

    ABSENCE OF PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE; ARBITRARY DETERMINATION OF OFFERING PRICE. Prior to the Offering, there has been no public market for the Common Stock. Although the Company has applied for approval for inclusion of the Common Stock on The Nasdaq SmallCap Market ("Nasdaq"), there can be no assurance that an active trading market for the Common Stock will develop as a result of the Offering or, if a trading market does develop, that it will continue. In the absence of such a market, investors may be unable readily to liquidate their investment in the Common Stock. The trading price of the Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in operating results, news announcements relating to the Company's business (including new product introductions by the Company or its competitors), changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company as well as other developments affecting the Company or its competitors. In addition, the market for equity securities in general has been volatile and the trading price of the Common Stock could be subject to wide fluctuations in response to general market trends, changes in general conditions in the economy, the financial markets or the manufacturing or retail industries and other factors which may be unrelated to the Company's performance. The public offering price of the shares of Common Stock has been determined by negotiations between the Company and the Underwriter and does not necessarily bear any relationship to the Company's book value, assets, past operating results, financial condition or any other established criteria of value. There can be no assurance that the shares offered by this Prospectus will trade at market prices in excess of the initial public offering price. See "Underwriting."


    SHARES ELIGIBLE FOR FUTURE SALE. Future sales of Common Stock by existing shareholders could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital. Upon completion of the Offering, the Company will have 7,050,000 shares of Common Stock outstanding. Of those shares, the 2,300,000 shares of Common Stock offered by this Prospectus will be freely tradeable without restriction or further registration under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act ("Rule 144"). The remaining 4,750,000 shares of Common Stock outstanding are "restricted securities," as that term is defined by Rule 144. Under lock-up agreements with the Underwriter, each existing shareholder has agreed that he or it will not, directly or indirectly, sell, assign or otherwise transfer any shares of Common Stock owned by it for a period of (a) in the case of management and founding shareholders of the Company who collectively hold 4,450,000 shares of Common Stock, a period of 18 months after the effective date of the Registration Statement of which this Prospectus is a part (the "Management Lock-Up Period") except with the Underwriter's prior written consent and (b) in the case of the holders of 300,000 shares of Common Stock issued in the Company's Bridge Financing, a period of 12 months after the effective date of the Registration Statement of which this Prospectus is a part, and thereafter for an additional six (6) months, without the written consent of the Underwriter (the "Bridge Holder Lock-Up Period"); provided, however, that (i) the Management Lock-Up Period shall immediately terminate if the Common Stock is quoted on The Nasdaq SmallCap Market or The Nasdaq National Market and the average closing bid price of the Common Stock equals or exceeds $10.00 per share (subject to customary adjustments for stocksplits, combinations, consolidations and similar transactions) for any 30 consecutive calendar days, and (ii) for twenty-four
(24) months following the effective date of the Registration Statement any sales of the Company's securities subject to the lock-up agreements shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal or agency basis. Once the lock-up agreements expire, all of the 4,750,000 shares of Common Stock will become eligible for immediate sale, subject to compliance with the volume limitations of Rule 144 by the holders of these shares. See "Shares Eligible for Future Sale" and "Underwriting."


    DELISTING FROM THE NASDAQ SMALLCAP MARKET; POTENTIAL PENNY STOCK CLASSIFICATION. The Company has applied for quotation of the Common Stock on The Nasdaq SmallCap Market. However, there can be no assurance that the Common Stock will be approved for quotation on The Nasdaq SmallCap Market, or, if approved, that a trading market for the Common Stock will develop, or if developed, that it will be maintained. No assurance can be given that the Company will be approved for initial inclusion or be able to satisfy the criteria for continued quotation on The Nasdaq SmallCap Market following this Offering. Failure to meet the maintenance criteria in the future may result in the Common Stock not being eligible for quotation. If the Company were removed from The Nasdaq SmallCap Market, trading, if any, in the Common Stock would thereafter have to be conducted in the over-the-counter market in so-called "pink sheets" or, if then available, the OTC Bulletin Board. As a result, holders of the Common Stock would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock.


    In addition, if the Common Stock is approved for quotation and is subsequently delisted from trading on Nasdaq and the trading price of the Common Stock is less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under such rule, broker/dealers who recommend such low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The Securities Enforcement Remedies and Penny Stock Reform Act of 1990 also requires additional disclosure in connection with any trades involving a stock defined as a penny stock (generally, according to regulations adopted by the Securities Exchange Commission (the "Commission"), any equity security not traded on an exchange or quoted on Nasdaq that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. Such requirements could severely limit the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell their securities in the secondary market. There can be no assurance that, if approved for quotation, the Common Stock will not be delisted or treated as a penny stock.

    ELIMINATION OF CUMULATIVE VOTING. The Articles of Incorporation of the Company provide that at such time as the Company has (i) shares listed on the New York Stock Exchange or the American Stock Exchange, (ii) securities designated for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the Company has at least 800 or more holders of its Common Stock as of the record date of the Company's most recent annual meeting of shareholders, the cumulative voting rights of shareholders will cease. Upon closing of this Offering the Company believes that it will have more than 800 holders. If the Company has shares listed on the New York Stock Exchange or the American Stock Exchange, or designated for trading as national market securities on The NASDAQ National Market System, cumulative voting rights of shareholders will cease. Elimination of cumulative voting will have the effect of making it more difficult for minority shareholders to obtain representation on the Board of Directors.

    LIMITATION OF LIABILITY AND INDEMNIFICATION. The Company's Articles of Incorporation, as amended, (the "Articles") include a provision that eliminates the personal liability of its directors to the Company for monetary damages for breach of their fiduciary duties (subject to certain limitations) as a director to the fullest extent permissible under California law. The Company's Articles and Bylaws allow the Company to provide for indemnification of its Directors the fullest extent permitted by law. The Bylaws allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. The Company has entered into indemnification agreements designed to provide the maximum indemnification permitted by law with all the directors of the Company. These agreements, together with the Company's Bylaws and Articles, may require the Company, among other things, to indemnify these directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. The Company intends to purchase and maintain directors' and officers' liability insurance. As a result of the provisions in the Company's Articles and in the indemnification agreements, it may be more difficult for shareholders to obtain relief against a director for breaches of such director's fiduciary duty than if these provisions were not included in the Company's Articles and Bylaws. See "Management--Limitation of Liability and Indemnification Matters."

    UNDERWRITER'S POTENTIAL INFLUENCE ON THE MARKET. It is anticipated that a significant portion of the Common Stock offered hereby will be sold to customers of the Underwriter. Although the Underwriter has advised the Company that it intends to make a market in the Common Stock, it will have no legal obligation to do so. The price and the liquidity of the Common Stock may be significantly affected by the degree, if any, of the Underwriter's participation in the market. Moreover, if the Underwriter sells the securities issuable upon exercise of the Underwriter's Warrants, it may be required under the Exchange Act, as amended, to temporarily suspend its market-making activities. No assurance can be given that any market activities of the Underwriter, if commenced, will be continued. See "Underwriting."

    NO EARTHQUAKE INSURANCE. The Company's executive office, warehouse and assembly facility is located in a Company-leased facility in City of Industry, California, an area which experienced damage in the 1994 Northridge, California earthquake. The Company does not currently carry insurance against earthquake-related risks.

    DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS. This Prospectus includes "forward-looking statements." All statements other than statements of historical fact included in this Prospectus, including, without limitation, the statements under "Offering Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding the Company's strategies, plans, objectives and expectations; the Company's ability to provide custom assembly, configuration and distribution services of computer equipment and peripherals to technology companies; the ability of the Company to establish and operate an ACSA Center and to automate its custom configuration process and systems integration solutions for its customers; the ability of the Company to successfully market the ACSA Solution; the ability of the Company to develop processes to position itself as a low-cost leader for outsourcing system assembly and distribution services; the Company's future operating results; and other matters are all forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that those expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations are set forth in these "Risk Factors," as well as elsewhere in this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these "Risk Factors."

                            RECENT BRIDGE FINANCING

    On December 23, 1997, the Company completed a financing (the "Bridge Financing") consisting of the sale of 20 units, each comprised of: (i) an unsecured promissory note (each a "Bridge Note") of the Company in the principal amount of $20,000, bearing interest at a rate of 10% per annum payable upon the earlier of the closing of the Offering or 18 months from the date of issuance;
(ii) 15,000 shares of Common Stock of the Company, and (iii) 5,000 warrants of the Company, each warrant exercisable to purchase one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment, during the 36-month period commencing one year from the date the warrants were issued (the "Bridge Warrants"). The investors in the Bridge Financing were brokerage customers of the Underwriter, who acted as placement agent for the Bridge Financing, but were not otherwise related to or affiliated with the Company or the Underwriter. The Company repaid $250,000 of the principal amount of the CASI Note and $50,000 of the Datatec Note out of the proceeds of the Bridge Financing. The Company intends to repay the remainder of its indebtedness under the CASI Note and the Datatec Note with the proceeds of this Offering. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from its sale of the 2,300,000 shares of Common Stock offered by this Prospectus (at an assumed initial public offering price of $5.00 per share), after deducting the estimated underwriting discounts and offering expenses, are estimated to be approximately $9,548,000 ($11,048,750 if the Over-Allotment Option is exercised in full).

    The Company anticipates allocating the net proceeds of the Offering among the foregoing uses approximately as follows:

                                                                       AMOUNT OF    PERCENTAGE OF
APPLICATION                                                           NET PROCEEDS  NET PROCEEDS
--------------------------------------------------------------------  ------------  -------------
Repayment of the Bridge Notes, Datatec Note and CASI Note...........  $  1,200,000           13%
Construction of first ACSA Center...................................       300,000            3
Sales and marketing of ACSA Solution for first ACSA Center..........     1,000,000           10
Construction, sales and marketing of additional ACSA Centers........     2,550,000           27
Expansion of Computer Products sales and marketing capability.......     2,700,000           28
Working capital.....................................................     1,798,000           19
                                                                      ------------          ---
                                                                      ------------          ---
    Total...........................................................  $  9,548,000          100%
                                                                      ------------          ---
                                                                      ------------          ---

    The Company is also conducting the Offering to create a market for its Common Stock, to facilitate future access by the Company to the public equity markets and to enhance the Company's public image and credibility to support its marketing efforts.

    The CASI Note is non-interest bearing and is due and payable on February 28, 1998, or the closing of the Offering, whichever is sooner. David Tobey, a director of the Company, is the President, Chief Executive Officer and a significant stockholder of CASI and an employee of CASI's parent. The Datatec Note bears interest at the rate of 10% per annum, and is required to be repaid on February 28, 1998, or the closing of the Offering, whichever is sooner. The Bridge Notes bear interest at a rate of 10% per annum and are payable upon the earlier of the closing of the Offering or 18 months from the date of issuance. As of December 31, 1997 (excluding interest), the balance of the CASI Note was $700,000, the balance of the Datatec Note was $100,000 and the aggregate balance of the Bridge Notes was $400,000.

    The Company believes that the proceeds of the Offering, funds from operations and available lines of credit will be sufficient to support the Company's capital needs for the next 12 months. The Company intends to maintain flexibility in the use of the proceeds of the Offering (other than amounts to retire the Bridge Notes, the Datatec Note and the CASI Note). The amounts actually expended for each use of the proceeds, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including requirements for launching new product lines, marketing, advertising and working capital to support growth. Accordingly, management reserves the right to reallocate the proceeds of the Offering as it deems appropriate. The Company may also use a portion of the net proceeds to acquire businesses, products or proprietary rights, or to enter into joint ventures; however, the Company currently has no commitments or agreements relating to any of these types of transactions other than those disclosed in this Prospectus. Until the net proceeds of the Offering are used, the Company intends to invest them in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investments.

                                DIVIDEND POLICY

    The Company has not and does not currently intend to pay dividends on its Common Stock following the Offering and plans to follow a policy of retaining earnings to finance the growth of its business. Any future determination to pay dividends will be at the discretion of the Company's Board of Directors and will depend on the Company's results of operations, financial condition, contractual and legal restrictions and other factors deemed relevant by the Board of Directors at that time.

                                    DILUTION

    The net tangible book value of the Company's Common Stock at December 31, 1997 was $1,649,672, or $0.35 per share. Net tangible book value per common share represents the book value of the Company's tangible assets less total liabilities divided by the number of shares of Common Stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of Common Stock of the Company pursuant to the Offering and the as adjusted net tangible book value per share of Common Stock immediately after completion of the Offering. After giving effect to the sale of the 2,300,000 shares of Common Stock offered hereby and the application of the net proceeds therefrom, the as adjusted net tangible book value of the Common Stock at December 31, 1997 would have been $11,100,572 or $1.57 per share. This represents an immediate increase in pro forma net tangible book value of $1.22 per share of Common Stock to existing shareholders and an immediate dilution of $3.43 (69%) per share of Common Stock to new investors purchasing Common Stock pursuant to this Offering. The following table illustrates the per share effect of this dilution on an investor's purchase of shares:

Assumed initial public offering price........................................             $    5.00
  Net tangible book value per share as of December 31, 1997..................  $    0.35
  Increase in net tangible book value per share attributable to new
    investors................................................................  $    1.22
                                                                               ---------
As adjusted net tangible book value per share................................             $    1.57
                                                                                          ---------
Dilution per share to new investors..........................................             $    3.43
                                                                                          ---------
                                                                                          ---------

    The following table summarizes, as of December 31, 1997, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid, and the average price per share paid by existing shareholders and by new investors purchasing shares of Common Stock pursuant to this Offering.

                                       SHARES PURCHASED       TOTAL CONSIDERATION PAID     AVERAGE
                                    -----------------------  --------------------------     PRICE
                                      NUMBER      PERCENT       AMOUNT        PERCENT     PER SHARE
                                    ----------  -----------  -------------  -----------  -----------
Existing shareholders.............   4,750,000        67.4%  $   1,150,000         9.1%   $    0.24
New investors.....................   2,300,000        32.6      11,500,000        90.9         5.00
                                    ----------       -----   -------------       -----        -----
    Total.........................   7,050,000       100.0%  $  12,650,000       100.0%   $    1.79
                                    ----------       -----   -------------       -----        -----
                                    ----------       -----   -------------       -----        -----

    The foregoing tables and calculations assume no exercise of outstanding options and warrants. At December 31, there were an aggregate of 452,717 shares of Common Stock issuable upon exercise of outstanding options and warrants at a weighted average exercise price of $2.80 per share comprised of (i) 307,717 shares of Common Stock issuable upon the exercise of stock options issued under the Company's Stock Option Plan, which have an exercise price of $2.70 per share, (ii) 45,000 shares of Common Stock issuable pursuant to the exercise of outstanding warrants at an exercise price of $3.00 per share, (iii) 100,000 shares of Common Stock issuable upon the exercise of the Bridge Warrants which have an exercise price of $3.00 per share.

                                 CAPITALIZATION

    The following table sets forth (i) the actual capitalization of the Company as of December 31, 1997 (unaudited), and (ii) as adjusted to give effect to the sale of the 2,300,000 shares of Common Stock offered by the Company hereby at the assumed initial public offering price of $5.00 per share, after deducting underwriting discounts and commissions and the estimated offering expenses payable by the Company, and the application of the net proceeds thereof as set forth in "Use of Proceeds." This table should be read in conjunction with the Financial Statements and related notes contained therein and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus. The following unaudited as adjusted financial data may not represent the results of operations or financial position which actually would have been obtained if the transactions described above had been completed as of the date indicated or which may be obtained in the future.

                                                                                   AT DECEMBER 31, 1997
                                                                                        (UNAUDITED)
                                                                                ---------------------------
                                                                                                   AS
                                                                                   ACTUAL      ADJUSTED(1)
                                                                                ------------  -------------
Debt..........................................................................  $  1,213,448   $    13,448
                                                                                ------------  -------------
Shareholders' equity

  Preferred Stock, no par value:
    Authorized--2,000,000 shares
    Issued and outstanding: None..............................................       --            --

  Common Stock, no par value:
    Authorized--20,000,000 shares
    Issued and outstanding: (2)
      Actual: 4,750,000
      As adjusted: 7,050,000..................................................       999,200    10,547,200

Retained earnings.............................................................       650,472       553,372(3)
                                                                                ------------  -------------
Total shareholders' equity....................................................     1,649,672    11,100,572
                                                                                ------------  -------------
Total capitalization..........................................................  $  2,863,120   $11,114,020
                                                                                ------------  -------------
                                                                                ------------  -------------

--------------------------

(1) As adjusted to reflect (i) the proceeds of the sale of 2,300,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $5.00 per share after deducting commissions and estimated offering expenses (estimated at $1,952,000); and (ii) the application of the net proceeds of the Offering, including payment of $400,000, $700,000 and $100,000 due under the Bridge Notes, the CASI Note and the the Datatec Note, respectively.

(2) Does not include (i) 307,717 shares of Common Stock issuable upon the exercise of stock options issued under the Company's Stock Option Plan, which have an exercise price of $2.70 per share, (ii) 45,000 shares of Common Stock issuable pursuant to the exercise of outstanding warrants at an exercise price of $3.00 per share, (iii) 100,000 shares of Common Stock issuable upon the exercise of the Bridge Warrants which have an exercise price of $3.00 per share, and (iv) 192,283 shares reserved for issuance upon the exercise of options which may be granted under the Stock Option Plan.

(3) As adjusted to reflect a non-recurring interest expense of $97,100 for the unamortized portion of the original issue discount and deferred financing costs related to the Bridge Financing.

                            SELECTED FINANCIAL DATA

    The statement of operations data set forth below with respect to the year ended March 31, 1997 and the balance sheet data at March 31, 1997 are derived from, and are qualified by reference to, the audited financial statements included elsewhere in this Prospectus. The statement of operations data set forth below with respect to the nine months ended December 31, 1996 and 1997 are derived from the unaudited financial statements prepared on the same basis as the audited financial statements. In the opinion of management, all unaudited financial information includes all adjustments, consisting of normal recurring adjustments, necessary to present fairly the information presented. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes and other financial information appearing elsewhere in this Prospectus. The statement of operations data for the nine months ended December 31, 1997 are not necessarily indicative of the results for the entire year.


                                                                           PERIOD FROM      NINE MONTHS ENDED
                                                                          APRIL 2, 1996        DECEMBER 31
                                                                          (INCEPTION) TO  ----------------------
                                                                          MARCH 31, 1997     1996        1997
                                                                          --------------  ----------  ----------
                                                                                               (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:

Net sales:
  Nonaffiliates.........................................................   $ 25,407,403   $16,838,795 $47,876,191
  Affiliate(1)..........................................................        532,800      336,276   1,391,300
                                                                          --------------  ----------  ----------
                                                                             25,940,203   17,175,071  49,267,491
Cost of products:
  Nonaffiliates.........................................................     24,615,411   16,270,620  45,878,548
  Affiliate(1)..........................................................        523,590      333,674   1,314,408
                                                                          --------------  ----------  ----------
                                                                             25,139,001   16,604,294  47,192,956
  Gross profit:
    Nonaffiliates.......................................................        791,992      568,175   1,997,643
    Affiliate(1)........................................................          9,210        2,602      76,892
                                                                          --------------  ----------  ----------
                                                                                801,202      570,777   2,074,535
Selling, general and administrative expenses............................        751,133      501,923   1,029,504
                                                                          --------------  ----------  ----------
Income from operations..................................................         50,069       68,854   1,045,031
Interest expense........................................................          9,334        4,500      13,908
Other income (expense,) net.............................................         (5,871)          10      10,723
                                                                          --------------  ----------  ----------
Income before provision for income taxes................................         34,864       64,364   1,041,846
Provision for income taxes..............................................          9,500       25,745     416,738
                                                                          --------------  ----------  ----------
  Net income ...........................................................   $     25,364   $   38,619  $  625,108
                                                                          --------------  ----------  ----------
                                                                          --------------  ----------  ----------
Basic and diluted earnings per share....................................   $       0.01   $     0.01  $     0.14
                                                                          --------------  ----------  ----------
                                                                          --------------  ----------  ----------


                                                                                               AT DECEMBER 31
                                                                                            --------------------
                                                                         AT MARCH 31, 1997    1996       1997
                                                                         -----------------  ---------  ---------
                                                                                                (UNAUDITED)
BALANCE SHEET DATA:
  Working capital......................................................     $   154,160     $ 221,402  $ 232,529
  Total assets.........................................................       1,855,241     1,636,743  10,272,214
  Total liabilities....................................................       1,579,877     1,398,124  8,622,542
  Retained earnings....................................................          25,364        38,619    650,472
  Shareholders' equity.................................................         275,364       238,619  1,649,672

------------------------------

(1) Relates to sales at fair market value made to Samax Technology Inc., a company controlled by the mother of Mr. Max Toghraie. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE SELECTED FINANCIAL DATA, FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. MOREOVER, THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    The Company was founded in April 1996, and until December of 1996 operated entirely as a distributor and value added reseller of computer equipment and related hardware components and software peripherals. In December of 1996, the Company entered the system configuration business. This process required certain organizational and operational changes to effectively position the Company as a provider of configuration and integration solutions to various levels within the distribution, integration and end-user markets. In February 1997, the Company began negotiations on its first systems integration and configuration order and by April 1997 had secured a non-binding (7,000 Unit PC systems) configuration order on a twelve-month delivery schedule, under which approximately 2,500 systems have been shipped.

    In order to enhance its competitive advantage in the systems integration market, the Company has entered into a perpetual non-exclusive licensing agreement with Computer Aided Software Integration, Inc. ("CASI") to license CASI's Configurator software for use in the development and commercialization of Company's ACSA Solution. The Company paid CASI a one-time license fee of $1.1 million. The license fee was paid (i) by delivering to CASI a non-interest bearing promissory note in the principal amount of $950,000 (the "CASI Note"), and (ii) a cash payment of $150,000 funded by the Datatec Note. The payments under the CASI Note will be capitalized and amortized over the useful life of the software, which, for accounting purposes, is currently estimated to be between three and five years.

    The Company believes that the ACSA Solution will operate as a fully automated systems integration and configuration process. When operational, the ACSA Solution will enable the Company to assemble systems and custom configure the software loaded on the systems to each customer's varied end user specifications. The Company anticipates that the ACSA Solution will enable it to deliver multi-unit assembled hardware systems with pre-loaded software custom configured to suit each end user at a lower cost and time required by other commercially available configuration processes. The Company anticipates a portion of the proceeds from this Offering will be used to finance construction of the Company's initial ACSA Center and to fund ACSA Solution marketing activities. Costs incurred in connection with the construction of the ACSA Center will be capitalized and amortized over the useful life of the ACSA Center, which is expected to be between three and five years for accounting purposes.

    This discussion summarizes the significant factors affecting the operating results, financial condition and liquidity/cash flows of the Company for the year ended March 31, 1997, and for the nine month periods ended December 31, 1996 and 1997. The Company has a limited history of operations.

RESULTS OF OPERATIONS

YEAR ENDED MARCH 31, 1997.


    SALES. Sales are currently generated from the sale of components and systems. Systems include ready-to-use computers that have been assembled and have software already installed. Components sales consist of individual hardware items. Net sales consists of gross sales (invoice price) less sales returns. Sales are recognized upon product shipment. Net sales for the year ended March 31, 1997 were $25,940,203 (net of returns of $62,751) which consisted entirely of components sales. Gross sales for the year ended March 31, 1997 were $26,002,954. This revenue was achieved by growth of the Company's sales force from

2 persons at inception to 4 persons at the end of the first fiscal year and financed by the initial capitalization and the Company's available vendor credit of approximately $2.0 million at March 31, 1997. Net sales to an affiliate represents sales at fair market value made to Samax Technology, Inc. ("Samax"), a company controlled by the mother of Mr. Max Toghraie.

    COST OF PRODUCTS. Cost of products consists primarily of product costs, freight charges, and labor cost, and includes cost incurred at the time of purchase, freight in and outside warehouse cost. Cost of products was $25,139,001, representing 96.9% of net sales for the period. The cost of products for the year ended March 31, 1997 is almost entirely attributable to product purchase costs, with freight, labor and outside warehouse costs in the aggregate representing less than 1% of the total cost of products.

    Except for a limited inventory maintained to satisfy anticipated systems assembly and integration orders, the Company generally does not place orders for product purchases until it has received a customer purchase order for the product. The merchandise is then shipped to either the customer or the Company's warehouse. The distributor typically ships its products within one or two days of receipt of a purchase order and consequently, substantially all of the Company's revenues in any quarter result from orders received in that quarter. The Company records as inventory merchandise being configured, its limited inventory for the systems configuration business, and merchandise purchased from vendors but not yet shipped to customers. As a result, the Company generally reflects five to seven days of cost of products as inventory.

    GROSS PROFITS. Gross profits for the year ended March 31, 1997 were $801,202. Gross profits as a percentage of net sales was 3.1% for the period ended March 31, 1997. The Company's gross profit ratio is mainly attributable to strong product demand, the ability of the Company to purchase inventory at favorable prices, and management's focus on a sales mix which favors products with higher profit margins and computer system integration sales.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling expenses includes costs for marketing activities to promote the Company's products and services throughout its distribution channels, marketing personnel costs, advertising, promotions, brochures, travel and trade shows. General and administrative expenses include salaries of management and administrative personnel ($323,649), commissions ($77,411) rent expense ($49,096), bad debt expense ($50,329) and other costs. Selling, general and administrative expenses for the period ended March 31, 1997 were $751,133 and are expected to increase as the Company expands in anticipation of growth and commences focusing the business on marketing the ACSA Solution.

    NET INCOME.  Net income for fiscal year ended March 31, 1997 was $25,364.

NINE MONTHS ENDED DECEMBER 31, 1997 AND 1996.


    NET SALES. Gross sales for the nine months ended December 31, 1997 were $49,617,539 compared to $17,193,211 for the Company's first nine months of operations from inception through December 31, 1996. Net sales for the nine months ended December 31, 1997 were $49,267,491 (net of returns of $350,048) compared to $17,175,071 (net of returns of $18,140) for the nine months ended December 31, 1996. This increase of approximately $32,092,420 in net sales is attributable to growth of the Company's sales force from 4 to 8 individuals at the end of each period, and an increase in the Company's available combined credit (including its vendor credit and the Finova Line), from $1.3 million to $16.5 million (as a 90 day average available credit for the respective periods) which allowed the Company to increase its ability to purchase product to fulfill more sales orders. In addition, at the beginning of the nine month period ending December 31, 1997, the Company retained new management and implemented a commission structure concurrent with a significant increase in sales quotas and minimum margin policies. During the same period, the Company also began marketing its integration and configuration services, which resulted in net system sales of approximately $1,395,439 for the nine month period ended December 31, 1997. Net sales to an affiliate represents sales at fair market value made to Samax. For the nine month period ended December 31, 1997, the Company had sales of approximately $1.39 million to Samax. At December 31, 1997, the Company had approximately $146,500 included in trade receivables attributed to Samax.

    COST OF PRODUCTS. Cost of products increased $30,588,662 from $16,604,294 to $47,192,956 for the nine months ended December 31, 1996 and 1997, respectively. This increase is mainly attributable to the increase in net sales. Cost of products represented 96.7% and 95.8% of net sales for the nine months ended December 31, 1996 and 1997, respectively. The decrease in cost of products as a percentage of net sales is primarily due to management's focus on a sales mix which favors products with higher profit margins and computer system integration sales.

    GROSS PROFITS. Gross profits for nine months ended December 31, 1997 were $2,074,535 compared to $570,777 in the nine month ended December 31, 1996. Gross profits as a percentage of net sales were 4.2% for the nine months ended December 31, 1997 compared to 3.3% for the nine months ended December 31, 1996. This represents a 27% increase in gross profit ratios, and is mainly attributable to strong product demand, the ability of the Company to purchase inventory at favorable prices, management's focus on a sales mix which favors products with higher profit margins and computer system integration sales, a more efficient shipping process implemented in the first quarter, tighter control and management of labor costs and implementation of operational objectives requiring management to focus on increasing efficiency. See "Risk Factors--Product Mix; Risk of Declining Product Margins."

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses for nine months ended December 31, 1997 were $1,029,504 compared to $501,923 for the nine months ended December 31, 1996, the Company's first nine months of operations.

    The major components of selling, general and administrative expenses for the periods include the following:

                                                                       12/31/96     12/31/97
                                                                      ----------  ------------
Payroll.............................................................  $  227,754  $    506,676
Commissions.........................................................      52,681       168,726
Rent................................................................      39,469        35,712
Write off of related party receivable...............................      --           100,000
Bad debt............................................................      17,000        56,310
Other (under 5%)....................................................     165,019       162,080
                                                                      ----------  ------------
  Total.............................................................  $  501,923  $  1,029,504
                                                                      ----------  ------------
                                                                      ----------  ------------

    The increase of $527,581 in selling, general and administrative expenses is attributable primarily to the Receivable Write-Off of $100,000 incurred in the first quarter and to increased staff and overhead to support the higher levels of sales and marketing activity. The Company also increased the salaries of executive officers during this period to levels the Company believes to be commensurate with current market levels. These salary increases represent, in the aggregate, an increase in expense to the Company of approximately $30,000 per quarter. Direct costs associated with increased marketing activities to promote the Company's products and services throughout its distribution channels as well as a significant increase in sales and marketing personnel costs account for approximately $146,300 of this increase. The Company intends to continue its sales force expansion and to increase its spending on advertising and joint marketing promotions and trade shows for the remainder of the current fiscal year. In addition, the Company hired additional personnel in finance and administration to facilitate growth of the Company's infrastructure and revenue expansion costing approximately $28,340, year-end audit and printing and consulting fees of $23,700. Selling, general and administrative expenses (excluding the Receivable Write-Off of $100,000) as a percentage of net sales decreased by 34.5% from 2.9% for nine months ended December 31, 1996 to 1.9% for nine months ended December 31, 1997. This decrease is a result of economies of scale achieved through significant increases in sales volume as well as employment of various operational controls and organizational efficiencies. The Company intends to continue strict monitoring of all its fixed and variable cost structure to achieve optimum operational performance. See "Certain Transactions" and Note 7 to the Financial Statements.

NET INCOME

    Net income for the nine-month period ended December 31, 1996 was $38,619 compared to $625,108 for the nine-month period ended December 31, 1997. The increase of $586,489 is mainly attributable to an increase of net sales of $32,092,420 and economies of scale.

LIQUIDITY AND CAPITAL RESOURCES

    The Company has historically met its working capital and capital expenditure requirements through a combination of cash flows from operations, bank financing, vendor credit lines, the sale of equity and the Bridge Financing. At February 2, 1998, the Company had vendor credit lines and a credit facility aggregating $16.5 million, consisting of a $7.5 million credit line provided by Finova (the "Finova Line") and approximately $9.0 million in unsecured vendor credit. Under the Finova Line, the Company orders product from vendors approved by Finova and agrees to pay Finova within 30 days of purchase of the ordered products. Unless the Company fails to pay Finova within this 30 day period, all finance costs associated with this line are charged by Finova to the Company's vendor. The Finova line is terminable at Finova's discretion at any time without notice. The Company believes that it can currently obtain similar financing on comparable terms from competitors of Finova. However, if Finova terminates the Finova Line and the Company for any reason fails to replace the Finova line with comparable financing, the business of the Company would be materially adversely effected. The Company also believes that expansion of its infrastructure to accommodate its current expected growth rate will require a substantially higher level of liquidity and capital. Specifically, the Company's planned ACSA operations are expected to require significant capital expenditure over the next twelve months. The Company believes that the proceeds of the Offering, and funds from operations and available lines of credit, will be sufficient to support the Company's short term capital needs for the next twelve (12) months. The Company believes that if currently expected growth rates are achieved the Company may require additional financing commencing in twelve to eighteen months from the time of the Offering. The Company would seek to obtain additional funding through additional vendor credit, expanded lines of credit and other sources. Although the Company believes that it will be able to obtain sufficient financing, no assurance can be given that such financing will be available. See "Risk Factors--Possible Additional Financing Required."

    On December 23, 1997, the Company completed the Bridge Financing consisting of the sale of 20 units, each comprised of: (i) an unsecured promissory Bridge Note of the Company in the principal amount of $20,000, bearing interest at a rate of 10% per annum payable upon the earlier of the closing of the Offering or 18 months from the date of issuance; (ii) 15,000 shares of Common Stock of the Company, and (iii) 5,000 Bridge Warrants of the Company, each exercisable to purchase one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment, during the 36-month period commencing one year from the date the Bridge Warrants were issued. The Company repaid $250,000 of the principal amount of the CASI Note and $50,000 of the Datatec Note out of the proceeds of the Bridge Financing. The Company intends to repay the remainder of its indebtedness under the CASI Note and the Datatec Note using proceeds of the Offering. See "Use of Proceeds."

    In the normal course of business, the Company evaluates potential acquisitions and joint ventures that may complement the Company's business. While the Company has no present plans, commitments or agreements with respect to any potential acquisitions or joint ventures, the Company may consummate acquisitions or enter into joint ventures, which may require the Company to make additional capital expenditures. Such expenditures may be significant and require external sources of funding.

INCOME TAXES

    The Company provides for income taxes using the liability method in accordance with the Statement of Financial Accounting Standards No. 109 entitled "Accounting for Income Taxes." The Company provides for federal and state income taxes based on statutory rates. The provision for income taxes differ from the amounts computed by applying the statutory federal income tax rate to income before taxes primarily due to the effect of state income taxes net of the related federal tax benefit.

    Deferred income taxes are provided for income/expense items reported in different periods for income tax and financial statement purposes. Deferred income taxes are primarily attributable to temporary differences resulting from depreciation, state income taxes and various accrued expenses. The Company has no current "tax loss carry forwards."

INFLATION

    The Company does not believe that inflation has had a material effect on its results of operations. There can be no assurance, however, that the Company's business will not be affected by inflation in the future.

BACKLOG

    The Company's backlog is not meaningful due to short turnaround cycles in its core distribution operations and only one order received as of the date hereof in its developing systems configuration business.

                                    BUSINESS

GENERAL


    The Company distributes computer equipment and related hardware components and software ("Computer Products") to value added resellers ("VARs"), system integrators ("SIs"), original equipment manufacturers ("OEMs"), independent software vendors ("ISVs") and major government and corporate accounts. In December 1996, the Company entered the system configuration business. The Company intends to build upon vendor and customer relationships in the Computer Products and system configuration business to become a leading provider of software-enabled custom configuration to its target markets both domestically and internationally. The Company intends to implement a fully automated systems integration and configuration process, referred to as the Automated Custom System Assembly Solution, or "ACSA Solution," incorporating licensed proprietary software. The Company believes the ACSA Solution will enable the Company to assemble multiple computer systems and custom configure the software loaded on these systems to each customer's end user's unique specifications at a fraction of the cost and time required by other commercially available configuration processes. See "--ACSA Growth Strategy--THE ACSA SOLUTION". The Company has begun initial construction of the first of its ACSA Solution production lines ("ACSA Centers") located at the Company's facility. The Company's first ACSA center is expected to be completed and the Company is expected to commence offering the ACSA Solution by mid-1998. Future ACSA Centers may be located at the facilities of its customers. This technology is intended to enable the Company's customers to outsource their procurement, warehousing, assembly, staging, and shipping processes. The Company will use a portion of the proceeds of the Offering to complete the construction of and operate its first ACSA Center.


    The Company's Computer Products business procures and distributes a broad and comprehensive range of Computer Products including components and systems networking products. These products include components such as high capacity storage devices, CD-ROMs and CD Recorders, network adapters, hubs, small computer systems interfaces ("SCSIs"), integrated device enhancements ("IDEs") and ZIP drives as well as memory and central processing units ("CPUs") for desktop and notebook computer products. The Company also assembles built-to-order computer systems for its target markets.

    The Company's net sales have grown from $17,175,071 for the period from April 2, 1996 (inception) through December 31, 1996, and $25,940,203 for the Company's first fiscal year ending March 31, 1997 to $49,267,491 for the first nine months of fiscal 1998 primarily because of development of an experienced sales management team with strong customer relationships, expansion of the sales force, quick delivery of a broad selection of Computer Products and competitive pricing offered by the Company. The Company's gross profit margins have improved from approximately 3.3% and 3.1% of net sales in the nine month period ending December 31, 1996 and the year ended March 31, 1997, respectively, to 4.2% for the nine month period ending December 31, 1997 due to a number of factors including strong product demand, more favorable direct manufacturer pricing and an improved sales mix achieved by the Company which favors components with higher profit margins and computer system sales. The Company expects that implementation of the ACSA Centers will increase sales of higher margin built-to-order computer systems and service revenues.

    The Company intends to expand through enhancing existing and establishing additional strategic relationships with leading master distributors and manufacturers and by developing custom assembly and software configuration relationships with computer resellers, manufacturers and integrators. The Company also intends to enter into joint venture or license arrangements with foreign partners in South America, Mexico and Asia. The Company's strategy is to access these markets by identifying foreign joint venture partners or licensees with substantial industry presence capable of effectively utilizing the ACSA Solution. The Company also intends to utilize management's extensive network of domestic and foreign contacts to explore possible acquisition opportunities. The Company is exploring joint ventures with potential partners identified in Asia, but is not currently negotiating any acquisition opportunities. There can be no assurance that the Company will successfully establish any joint ventures or identify any acquisition opportunities or that if such opportunities are presented that they will be on terms and conditions acceptable to the Company.

    The Company was incorporated in California on April 2, 1996 under the name Data Net International, Inc. On January 6, 1998, the Company changed its name to Cumetrix Data Systems Corp. The Company's executive offices are located at 1304 John Reed Court, City of Industry, California, 91745; and its telephone number is (626) 968-9868, and its facsimile number is (626) 961-1868.

COMPUTER PRODUCTS BUSINESS

    The Company's principal business upon which its growth strategy is built is the procurement and distribution of a broad and comprehensive range of Computer Products. These products include, components such as high capacity storage devices, CD-ROMs and CD Recorders, network adapters, hubs, SCSIs, IDEs and ZIP drives as well as memory and CPU's for desktop and notebook products. The Company also assembles built-to-order computer systems for its target market. Two significant strengths of the Company are its well-developed vendor relationships and its ability to effectively manage its cash and inventory.

COMPUTER PRODUCTS MARKET

    The computer hardware and component market is heavily dependent on worldwide personal computer demand and shipments. According to a Hambrecht & Quist research report dated August 19, 1997 on the PC Hardware Market entitled, "VIEW FROM THE CHANNEL," worldwide personal computer unit shipments have increased from 47 million units in 1994 to 83 million scheduled shipments for the 1997 calendar year, and unit volume is expected to grow to an estimated 112 million by the 1999 calendar year. The Computer Products market is generally segmented between top-level warehousing master distributors, who distribute to VARs, OEMs, SIs and other distributors. Master distributors are required to purchase significant volumes of Computer Products to obtain their manufacturer relationships and pricing. The Company generally procures its components from these master distributors and distributes these products to medium sized VARs, SIs, ISVs and OEMs. The Company believes that a valuable asset of the Company is its position in the distribution channel, between that of master distributors and lower level VARs, SIs and ISVs because unlike master distributors, the Company, without maintaining large inventories, can focus its procurement on only those components which it has expertise in marketing to its target markets.

COMPUTER PRODUCTS BUSINESS STRATEGY


    The Company has structured its Computer Products business in a manner designed to maximize net profit margins while competing on the basis of price and service. The Company generated approximately 98.6% and 97.2% of net sales in the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, respectively, from its Computer Product distribution and procurement operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The remainder of the Company's revenues in each period were derived primarily from system assembly and sale. The Company's net sales have grown from approximately $17,175,000, to approximately $49,267,500 for the nine months ended December 31, 1996, and 1997, respectively, primarily because of the development of an experienced sales management team with strong customer relationships, expansion of the sales force, quick delivery of a broad selection of Computer Products and competitive pricing offered by the Company.


    Although the Company is seeking to expand into higher margin, value-added services, the Company believes that the gross profit on its core distribution operations will remain relatively stable. Therefore, management's primary objective remains gross profit improvement through strategic implementation of its planned ACSA operations. The Company's gross profit margins have improved from approximately 3.3% and 3.1% of net sales in the nine month period ended December 31, 1996 and the fiscal year ended March 31, 1997, respectively, to 4.2% for the nine month period ended December 31, 1997 due to a number of factors, including strong product demand, more favorable direct manufacturing pricing, and an improved sales mix achieved by the Company which favors components with higher profit margins and computer system integration sales.

COMPUTER PRODUCT CUSTOMERS AND SALES


    The Company has more than 700 active customers, including Alpha Computers, East Gate Micro, Inc. and Data Impressions Inc. For the fiscal year ended March 31, 1997 no customer accounted for more than 10% of net sales. During the nine months ended December 31, 1997, Alpha Systems Inc. accounted for 10.9% of net sales. During fiscal 1997, the Company had net sales of approximately $532,800 to Samax, a company owned by the mother of Mr. Max Toghraie. For the nine month period ended December 31, 1997, the Company had sales of approximately $1.39 million to Samax. At December 31, 1997, the Company had approximately $146,500 in trade receivables attributed to Samax. During the three month period commencing September 30, 1997 and ending December 31, 1997, the Company had no sales to Samax. Although the Company is not currently making sales to Samax, if the Company determines that resuming sales to Samax in the future would be in the best interests of the Company, any such future transactions would be negotiated on an arms-length basis and on terms and conditions at least as favorable to the Company as those which would be obtained from competitors of Samax. See "Certain Transactions." The cessation of business with Samax has not had a material adverse effect on the Company's business, and the Company doesn't believe that the loss of Alpha Systems, Inc. or any other individual customer would have a material adverse effect on the Company's business.


    The Company currently markets its distribution services via a direct sales staff, with use of telemarketing techniques to identify, qualify and close business. At the beginning of the 1997 calendar year, the Company began an aggressive campaign to develop a channel program to sell its Computer Products through OEMs, SIs, and ISVs. As of December 31, 1997, 44% of the Company's accounts have been originated through this channel program, and they provide the majority of revenues to the Company.

    As of January 31, 1998, the Company employed eight sales representatives. All sales representatives are managed by the Company's President. The Company's sales representatives have been highly effective in developing and maintaining customer relationships, averaging approximately $8.2 million of sales per representative on an annualized basis based on the nine months ended December 31, 1997. The Company believes that sales per representative of $8.2 million, would, if achieved for fiscal 1998, compare very favorably with its competitors. See "Risk Factors--Limited Operating History."

    The Company's representatives compete for sales on the basis of product knowledge, product selection targeted to the Company's customer base and competitive pricing. The Company offers an aggressive return merchandise policy ("RMA") that is attractive to its customers. The Company is able to offer such a policy because of RMA allowances it has negotiated from its vendors. The Company experienced loss on returns of less than one percent of shipments in the fiscal year ended March 31, 1997 and the nine months ended December 31, 1997, respectively, because it was able to return substantially all of the returned products to manufacturers for immediate cash refunds or credits. See "Risk Factors--Risk of Product Returns."

VENDOR RELATIONSHIPS AND PROCUREMENT

    The Company has relationships with a large number of manufacturers and distributors around the world. The Company is a reseller of selected product lines and single components from major manufacturers, including Western Digital Corporation, Adaptec Inc., Fujitsu Computer Products of America, Samsung Electronics Co. Ltd., Quantum Corporation, Maxtor Corporation, 3Com Corporation, Creative Labs Corporation, Matrox Electronics Systems, Ltd., Goldstar L.G. Electronics, Intel Corporation, Toshiba Corporation, Pioneer Electronics Corp. and Sony Electronics. In the distribution channel, major suppliers include DSS Technology Distribution Partners, Inc. ("DSS"), Maxtor Corporation, Canara Technologies,

Alpha Computers, DTK Computer, Tech Data Computer, Merisel Incorporated and Toshiba Corporation. For the nine months ended December 31, 1997, DSS, a master distributor of hard drives to the Company, accounted for 58.3%, of the Company's purchases. For the nine month period ended December 31, 1997, the Company had purchases of approximately $598,000 from Samax. Although the Company is not currently making purchases from Samax, if the Company determines that resuming purchases from Samax in the future would be in the best interests of the Company, any such future transactions would be negotiated on an arms-length basis and on terms and conditions at least as favorable to the Company as those which would be obtained from competitors of Samax. See "Certain Transactions." The Company believes that its relationships with DSS and its other vendors is satisfactory and does not believe that the loss of its relationship with DSS or any other of its vendors would materially adversely affect its business. See "Risk Factors--Dependence Upon Relationships with Vendors."


    The Company receives discounts from major Computer Product manufacturers and master distributors as a result of its volume purchases. The Company routinely negotiates stock rotation and price protection privileges with certain of its major vendors. Additionally, DSS has featured the Company in its national advertising campaigns.


    The Company also benefits from its ability to effectively dispose of excess inventory of major manufacturers and master distributors due to the Company's well developed sales channel. In this way, major distributors and manufacturers rely on the Company as a release valve for inventory when excess supplies must, due to contractual commitments, be shipped by such manufacturers to the Company's master distributor vendors. In return for the Company's willingness to accept such excess inventory, the Company is afforded pricing concessions and rebates by the vendor. As a result, the Company receives favorable pricing from master distributors who desire to reduce inventory growth or to be assured of satisfying volume purchase commitments to manufacturers without adversely impacting downstream pricing. Also, because the Company is relied upon by its vendors to take their excess inventory, the Company is rewarded with preferential allocation, allowing the Company to maintain availability and increase its margins during component shortages. These arrangements with respect to purchases of excess inventory from vendors are informal, are not subject to any written agreements and may be discontinued by the Company at the Company's discretion. See "Risk Factors--Availability of Components," "--Foreign Trade Regulation," and "--Dependence Upon Relationships with Vendors."


    The Company promptly pays its vendors, typically paying within 30 days from receipt of invoice. This policy also encourages the Company's vendors to expedite shipments to the Company as these shipments can be quickly converted to cash flow.

INVENTORY MANAGEMENT

    The Company's strong vendor relationships enable it to receive prompt and consistent deliveries. As a result, the Company, unlike many resellers of Computer Products, maintains a very limited inventory, and avoids many of the costs associated with the traditional distribution model, including capital costs associated with the warehousing of products, obsolescence costs, inventory finance costs, the costs of computer inventory and tracking systems, and the costs associated with the need to employ personnel for stocking and shipping duties.

    Unlike master warehousing distributors who supply the Company, the Company has the added flexibility of not being required to maintain large inventories to achieve its favored pricing. The Company believes that although the pricing it receives is not as favorable as the pricing received by master warehousing distributors, the Company benefits by avoiding the need to stock and finance often rapidly depreciating Computer Products. In the Company's judgment, it is often more cost effective to purchase Computer Products from its vendors on an as-needed basis than to stock the quantities of parts required to receive volume discounts available to the Company's vendors.

    The Company is leanly staffed and focuses on rapid inventory turns. The Company's warehouse is 4,000 square feet and, as of December 31, 1997, employed 3 people. In the nine months ended December 31, 1997, the Company shipped $47.2 million of Computer Products, turning inventory at an annualized rate of approximately 41 times.

    Rather than merely focusing on price discounts from vendors, the Company has negotiated favorable RMA terms with its vendors permitting rapid replacement of parts returned by customers. Rapid replacement of such parts, allows the Company to reduce inventory costs (by increasing the speed of inventory turns) and improves customer satisfaction. See "Risk Factors--Risk of Product Returns."

    The Company also closely coordinates its sales efforts and procurement, particularly in the area of high volume parts such as computer drives. In many cases, entire shipments of products are already sold or under order by the Company's customers prior to their purchase by the Company.

    CASH MANAGEMENT

    The Company has traditionally collected its receivables in 21 days or less while generally paying its key vendors and the Company's Finova Line in 30 days, thereby allowing the Company to finance its growth at low cost. At February 2, 1998, the Company had vendor credit lines and a credit facility aggregating $16.5 million, consisting of a $7.5 million under the Finova Line and approximately $9.0 million in unsecured vendor credit. Under the Finova Line, the Company orders product from vendors approved by Finova and agrees to pay Finova within 30 days of purchase of the ordered products. Unless the Company fails to pay Finova within this 30 day period, all finance costs associated with this line are charged by Finova to the Company's vendor. The Company also maintains its margins by carefully screening the credit records of its new and existing customers and by requiring check guarantees from almost all smaller customers who pay by check.

ACSA GROWTH STRATEGY

    The Company intends to create a new high volume, custom system and software configuration solution attractive to major computer system sellers, installers and end-users both domestically and internationally. The ACSA Solution is intended to replace a manual process with an automated assembly line. The Company intends to complete construction of and to equip its first ACSA Center with a portion of proceeds of this Offering. The Company's planned ACSA Centers will introduce its integrated, rapid, low-cost, automated custom software configuration solution to a market burdened by slow, high-cost, labor-intensive manual software configuration methods. The Company's first ACSA Center is expected to be completed and the Company is expected to commence offering the ACSA Solution by mid-1998.

    The Company intends to market the ACSA Solution to the Company's base of Computer Products customers and vendors and create strategic alliances with joint venture partners and licensees in domestic and overseas markets. Establishing joint ventures with well positioned partners is expected to benefit the Company by reducing capital expenditures required from the Company for each ACSA Center launch, as well as by providing the Company with market presence established by the Company's selected partners. This initiative also is expected to result in increased volume to the Company's systems sales, thereby providing the Company's traditional business with a more favorable sales mix and improved operating results. The Company also intends to utilize management's extensive network of domestic and foreign contacts to explore possible acquisition opportunities. The Company is exploring joint ventures with potential partners identified in Asia, but is not currently negotiating any acquisition opportunities. There can be no assurance that the Company will successfully establish any joint ventures or identify any acquisition opportunities or that if such opportunities are presented that they will be on terms and conditions acceptable to the Company. In addition, recent economic and political developments in Asia, may lead the Company to defer establishment of joint ventures or partnerships with such potential partners. See "Risk Factors--Asian Market Instability."

    THE ACSA MARKET

    The market for fully-configured computer systems is both diverse and expanding. Distribution channels are already established and include:

    - VARs and SIs

      VARs and SIs are the primary distribution channel for new PCs. An IDC study cited in EDP Weekly on December 15, 1997 stated that the overall PC market in the U.S. is expected to grow in 1998 by 17%, "outpacing the worldwide rate of 13.5%." In addition, Computer Reseller News reported in June of 1996 that the top ten domestic SIs generated revenues of over $40 billion dollars in 1995. VARs and SIs represent a major focus of the Company's ongoing program in targeting potential configuration services customers through its existing distribution and procurement operations.

    - OEMs and ISVs

      These vendors provide solutions to vertical markets and must provide turnkey systems that are heavily customized to their marketplace requirements. These vendors have historically provided integration services in addition to their primary products to ensure delivery of the complete product to their customer. However, due to their small size and scope of services, these vendors find it very difficult to offer cost-effective, quality integration services and often provide these services at a loss. The Company intends to offer these vendors a more profitable, higher quality alternative.

    - International Emerging Markets

      ASIA/PACIFIC REGIONAL MARKETS. A recent IDC study found that almost 17 million systems were shipped in the Asia/Pacific Region in 1996, "which allowed the region to substantially outpace worldwide PC market growth by 16%." A January 27, 1998 report in Newsbytes, citing an IDC study, found that, although a slowdown occurred in Southeast Asia in 1997, "three of the five largest regional markets, China, India and Australia, buoyed the region's growth." China, for example, "chalked up a 43% year-on-year growth rate in the fourth quarter." EDP Weekly reported on December 15, 1997, however, that IDC had reduced its sales forecast for PC demand in 1998 in the region from 12.93 million to 12.36 million units. Recent economic and political developments in Asia, however, may slow or eliminate this growth potential. See "Risk Factors--Asian Market Instability."


      LATIN AMERICAN MARKETS. A recent study by Software Publishers Association found that unit sales in Latin America grew by 78% in 1996, with growth in the fourth quarter exceeding 110%. Another study by IDC confirmed that Latin America is undergoing unprecedented growth in system demand. According to this study, Latin American users are seeking lower-cost ways to increase network capacity and flexibility. The study also found that growth in the market is expected to remain in the double-digits through the end of the millennium, stimulated from continued corporate network re-engineering, the move to client/server and multimedia applications, and with increasing impetus coming from the Internet. The strongest country in both studies was Brazil, which accounted for approximately 35%-40% of all unit sales.


    THE ACSA OPPORTUNITY

    The Company believes that ACSA Solution and the automated methodology it represents will enable it to successfully expand on its existing systems and Computer Products sales and achieve higher margin sales of the ACSA services as an increasing percentage of total revenues. Currently, most SIs and VARs are unable to offer, and most corporate and institutional buyers with large numbers of networked servers, PCs or workstations are unable to procure, systems with non-uniform preconfigured software. For instance, a hypothetical purchaser of 1,000 workstations cannot presently specify diverse software configurations for each workstation without incurring the potentially prohibitive cost of labor-intensive custom software installation and configuration. The Company estimates that a typical manual assembly and software configuration process for custom systems requires three to five hours per workstation, excluding time required for re-builds due to inexperienced labor or accidental typographical errors. Consequently, these enterprises either specify uniform software configurations for each workstation, thereby depriving some end users of valuable software applications while unnecessarily purchasing licenses for others, or bear the high cost of manual software configuration for each non-standard setup. As a result, many computers are installed with less than optimal software configuration and any necessary custom software configuration is provided by high cost consultants or management information systems staff. The Company believes that the ACSA Solution will enable the Company to successfully offer the first single-sourced, high volume, fully automated computer assembly and custom software configuration service that uniquely configures each workstation.

    In marketing system assembly and integration services to VARs, OEMs, SIs and ISVs, the Company expects that the planned ACSA Solution will enable the Company to enjoy a significant advantage over traditional system configurators who currently offer automated software configuration for only a limited subset of business software applications and who are presently unable to offer custom software configuration services. See "Risk Factors--Lengthy Sales and Implementation Cycles for ACSA" and "-- Competition."

    The Company believes that its relationships with customers and vendors in the Computer Products channel provides it with an ideal platform to aggressively explore and successfully market the ACSA Solution to OEMs, ISVs, VARs and SIs. Historically the systems integration market has been heavily dependent on these vendors for its computer and software procurement needs. The Company expects such dependence to increase as corporate and government information technology departments are under increasing pressure to outsource their network and personal computer configuration operations to shorten customer delivery time, reduce labor cost, better manage the uncertainties of component pricing and improve the quality control process.

    THE ACSA SOLUTION

    The Company is assembling technologies to automate the process of custom configuration and integration in ACSA Centers of entire system solutions for its customers. The technology to be employed by each ACSA Center is based upon successful systems in use in flexible manufacturing environments. The ACSA Center automation process will move components to each unskilled worker to be assembled and loaded using the Integrator's Workbench Product Series ("IWPS") software created by CASI and licensed by the Company. See "Risk Factors--Dependence on CASI for Developments and Enhancement of Configuration Software" "--Conflicts of Interests." The IWPS "Configurator" component automates the loading and personalized setup of workstations, servers and network devices, saving significant labor costs and ensuring accurate and consistent installations. The Company believes, based on case studies published by CASI, that units coming off the automated assembly line can be uniquely configured at the rate of up to 18 units per hour. The ACSA Centers are expected to enable the Company to:

    - Meet customer demands for custom systems utilizing the latest technologies where the assembly is outsourced but the customer closely controls the design and software configuration

    - Shorten the time required to assemble complex, custom solutions

    - Eliminate up to 80% of the costs of manual labor normally associated with custom software loading and configuration.

    - Obtain ISO 9000 certification for systems assembly processes

    - Construct or have joint venture partners construct permanent or temporary ACSA Centers for customers

    Even assuming that the manual laborers are able to produce consistent, error-free configurations, the ACSA Center is expected by the Company to be able to provide significant increases in productivity. The Company believes that a fully operational ACSA Center will be able to configure 72 machines in the time a manual laborer takes to configure one. This technology is intended to enable the Company's customers to outsource their procurement, warehousing, assembly, staging, and shipping processes. By implementing manufacturing processes that automate the assembly of custom systems, the Company intends to position itself as a low cost, high value provider of outsourcing services to the systems distribution and end user markets. The Company has commenced construction of two assembly lines at its first ACSA Center located in the City of Industry, California which can support up to 16 assembly lines. Construction of its first ACSA Center is expected to be completed in mid-1998. See "Facilities," and "Risk Factors-- Construction of First ACSA Center."

    Each ACSA Center assembly line is modularly designed to enable the Company and its customers to realize high productivity and profits from varying job lot size and location. Highest optimization is reached in configurations of eight assembly lines, however these may be combined to create larger facilities, or scaled back to create smaller ones with corresponding increases or decreases in labor and productivity. ACSA Centers can be located in a central facility, or be constructed at a customer's location in a few weeks.

COMPETITION

    The markets for the Company's products and services are extremely competitive and is characterized by rapid and constantly changing market conditions, price fluctuations and technological change. Pricing is very aggressive and the Company expects pricing pressures to continue. The Company competes with a large number and wide variety of resellers of Computer Products, including traditional personal computer retailers, computer superstores, consumer electronics and office supply superstores, mass merchandisers, national direct marketers (including VARs and specialty retailers, distributors, franchisers, manufacturers and national computer retailers which have commenced their own direct marketing operations to end-users). Many of these companies compete principally on the basis of price and may have lower costs than the Company. Many of the Company's competitors are larger, have substantially greater resources and offer a broader range of services than does the Company. The Company competes with, among others, CompuCom Systems, Inc., En Point Technologies, Inc. and Vanstar Corp. in the Computer Products distribution market.

    Competitive factors in the Computer Products market include price, service and support, the variety of products offered, and marketing and sales capabilities. While the Company believes that it competes successfully with respect to most if not all of these factors, there can be no assurance that it will continue to do so in the future. The industry has come to be characterized by aggressive price cutting, and the Company expects that pricing pressures will continue to increase in the foreseeable future. In addition, the Computer Products industry is characterized by rapid changes in technology and associated inventory and product obsolescence, rapid changes in consumer preferences, short product life cycles and evolving industry standards. The Company will need to continually provide competitive prices, superior product selection and delivery response time in order to remain competitive. If the Company were to fail to compete favorably with respect to any of these factors, the Company's business and operating results would be adversely affected.

    CASI and/or Datatec may directly enter into the Company's integration and configuration markets using the software the Company has licensed from CASI. While no operating division or subsidiary of Datatec is currently competing in the Company's markets, there can be no assurance that Datatec will not decide to directly compete with the Company in the future. Further, the terms of CASI's license allow CASI to license the software used in the ACSA Solution and the ACSA Centers to new or existing direct competitors of the Company. See "Risk Factors--Conflicts of Interest."

    The primary competition for the ACSA Centers will most likely be large computer manufactures such as IBM Corp. and Compaq Computer, Inc. which provide custom configuration and automated software configuration for standardized systems, large distributors such as Ingram Micro Inc., Vanstar Corp., Tech Data Computer and CompuCom Systems, Inc. in the systems integration and network services market, network software and equipment providers such as Cisco Systems Inc. that sell networking hardware and offer automated software configuration to ensure compatibility between networks and hardware, and the internal departments within the target markets currently performing hardware and/or software configuration, and consulting and integration companies which offer manual software configuration services. There are also retail chains such as Comp USA and MicroAge that offer configuration and distribution services. These competitors currently offer configuration services primarily for STANDARDIZED solutions, based upon generic configurations for limited numbers of products. While some of these competitors offer the high level of customization available from a ACSA Center, they do so at high hourly rates. Although no assurance can be given, the Company believes that leveraging its manufacturing process and licensed proprietary software will enable it to offer increased variety and customization with significant improvements in response times at prices below these competitors standardized solutions. There can be no assurance that the Company will be able to compete successfully against existing competitors or future entrants into the market. See "Risk Factors--Competition."

EMPLOYEES

    As of January 31, 1998, the Company had 23 full time employees. At that time, the Company employed eight sales, two technical support, five administrative and finance, three customer service and four warehousing and delivery related personnel. The Company does not have any unionized employees and believes its relationship with its employees is satisfactory.

    The Company's expansion may significantly strain the Company's management, financial and other resources. Any failure to expand these areas in an efficient manner could have a material adverse effect on the Company's operating results.

    The Company believes its future success will depend in large part on the Company's ability to recruit and retain qualified employees, particularly those highly skilled design, process and test engineers involved in the manufacture of existing systems and the development of new systems and processes. The competition for such personnel is intense. There can be no assurances that the Company will be successful in retaining or recruiting key personnel. See "Risk Factors--Management of Growth."

FACILITIES

    The Company's corporate headquarters is located in City of Industry, California. The Company leases approximately 6,200 square feet of office and warehousing space, which lease expires on April 30, 1998.

    The Company has entered into a lease for approximately 21,900 square feet of office and warehouse space, located in the City of Industry. The Company began to move its operations into its new premises on February 1, 1998. The Company believes the increased space will more adequately meet the Company's current needs. The Company believes that if needed, additional office space will be available on acceptable terms in the future.

    The Company intends to use approximately $300,000 of the net proceeds from the Offering to complete construction of and to equip its first ACSA Center at this facility. It is expected that the construction will require a substantial time commitment of certain members of management. The Company expects to complete the first ACSA Center in mid-1998. Any delays in completion of the first ACSA Center could result in delays in the commencement of sales of assembly and custom software configuration services. There can be no assurance that the Company will be able to complete the ACSA Center at the budgeted price. Additionally, there can be no assurance that the ACSA Center will be available on time or that the Company will be successful in timely hiring and training engineers and technicians necessary to commence operations of the ACSA Center. Any such delays would have a material adverse effect upon the Company's business, operating results and financial condition. See "Risk Factors--Construction of First ACSA Center."

LEGAL PROCEEDINGS

    The Company is not a party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS.

    The executive officers and directors of the Company, their ages and present positions with the Company are as follows:


NAME                                                       AGE           POSITION WITH COMPANY
------------------------------------------------------     ---     ---------------------------------
Max Toghraie..........................................         35  Chief Executive Officer, Director
James Ung.............................................         36  President, Director
Mei Yang..............................................         35  Secretary, Treasurer, Director
Carl L. Wood..........................................         45  Chief Financial Officer
David Tobey...........................................         37  Director
Nancy Hundt...........................................         29  Director
Philip J. Alford......................................         44  Director


--------------------------


    MAX TOGHRAIE, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Toghraie has served as the Chief Executive Officer of the Company since September 1997, and as a director since April 1997. He has also served as a consultant to the Company since its inception in April of 1996. Mr. Toghraie served as a trading group manager for D'Argent Inc., an international trading company from 1992 through December 1996. During the past 5 years, he has been involved with various privately held development stage companies as a director and/or a consultant. Mr. Toghraie is a member of the Audit Committee of the Board of Directors.


    JAMES UNG, PRESIDENT AND DIRECTOR. Mr. Ung is a co-founder of the Company and has served as its President since April 1997 and as a director since the Company's inception in April of 1996. From February 1992 until joining the Company, Mr. Ung was Director of Operations of American Systec Corporation, a privately held systems distribution and configuration company in Brea, California. From 1989 to 1992, Mr. Ung served as Vice President of Marketing at PC Systems Design, a California based systems integration and distribution company. James Ung is married to Mei Yang.

    MEI YANG, SECRETARY, TREASURER AND DIRECTOR. Ms. Yang has served as a director of the Company since its inception in April of 1996. Ms. Yang has served as a secretary and treasurer of the Company since March 1997. From 1990 to 1996, Ms. Yang was the Chief Operating Officer of American Systec Corporation. At American Systec Corporation, she was responsible for the accounting department and the development of the domestic sales and marketing infrastructure. Ms. Yang was the accounting manager at the Business Integration Group from 1987 to 1990. Mei Yang is married to James Ung.


    CARL L. WOOD, CHIEF FINANCIAL OFFICER. Mr. Wood has served as the Chief Financial Officer since February 6, 1998. From September 1996 to June 1997, Mr. Wood served as Corporate Controller and Director of Management Information Systems at Murad, Inc. in El Segundo, California, a cosmetic retail business specializing in high-end skin care products. From 1989 to September 1996, Mr. Wood was Corporate Controller and Vice President, Finance, and subsequently the Chief Financial Officer of 99 Cents Only Stores in Los Angeles, California, a deep discount retailer of general merchandise, which is listed on the New York Stock Exchange.


    DAVID TOBEY, DIRECTOR. Mr. Tobey has served as a director of the Company since July 1997. Mr. Tobey is the founder and has served as President and CEO of CASI from February 1995 to the present and is a significant stockholder of CASI, a subsidiary of Datatec Systems, Inc. (formerly known as Glasgal Communications, Inc.), a Nasdaq traded company. CASI is a supplier of configuration management software for system deployment and customization. He also founded and served as the Executive Director of the Integrating Technology Consortium, an integration standards, certification, and education organization focused on the hospitality industry from June 1994 to October 1997. Prior to founding CASI in February 1995, Mr. Tobey was the Senior Vice President of Corporate Services from April 1993 to April 1995 for Hotel Information Systems where he was responsible for articulating and managing the development of strategic initiatives and corporate operations in marketing, product development, and professional services. From September 1986 to April 1993, Mr. Tobey was the founder and served as Chairman/CEO of Stratcon, a systems integration company in the legal market and later as CTO of automation Partners, into which Stratcon merged in 1990. Mr. Tobey has also consulted with numerous technology and service companies and is a frequent speaker at international conferences on technology and management topics.

    NANCY HUNDT, DIRECTOR. Ms. Hundt has served as a director of the Company since its inception in April of 1996. Ms. Hundt is a co-founder of the Company. She has a background in the optical industry and has served as a representative of the American Board of Opticianery, an optical industry retail group. Ms. Hundt acts as a consultant to the optical industry and has served over the last five years as Chief Operating Officer of Academy Optical, Inc. Ms. Hundt is a member of the Audit Committee of the Board of Directors.

    PHILIP J. ALFORD, DIRECTOR. Mr. Alford has served as a director of the Company since February, 1998. Mr. Alford is the co-founder and Chairman and acting Chief Financial Officer of Verix Software, a position he has held since July, 1997. Prior to joining Verix Software, a business software developer, Mr. Alford was employed by Tekelec, a publicly traded company, from 1985 to December 1996, where he served primarily as its Chief Financial Officer and from 1994 to 1996 as its President, Chief Executive Officer and Director. Tekelec is a supplier of diagnostic and switching systems to the communications industry. After leaving Tekelec, Mr. Alford served as an independent management consultant. Mr. Alford is a member of the Audit Committee of the Board of Directors.

INDEPENDENT DIRECTORS

    Directors are elected for one year terms which expire at the next annual meeting of Shareholders. Officers are elected annually by the Board of Directors to hold office until the first meeting of the Board following the next annual meeting of shareholders and until their successors have been elected and qualified. If, following consummation of the Offering the Company's has shares listed on the New York Stock Exchange or the American Stock Exchange or designated for trading as national market securities on The Nasdaq National Market System, the Company's Bylaws provide that the Board of Directors will be divided into two classes, Class 1 and Class 2, Class 1 to be comprised of three directors, and Class 2 to be comprised of four directors. If the Board of Directors is divided into two classes, at each annual meeting of shareholders, successors of the class of directors whose term expires at that annual meeting would be elected for a two-year term or until their successors have been elected and qualified.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation paid during the fiscal year ended March 31, 1997, to the Company's former President and Vice President of Operations. No other officer, director, or employee earned more than $100,000 for the fiscal year ended March 31, 1997. The Company operated without a Chief Executive Officer in the fiscal year ended March 31, 1997. In September 1997, the Company hired Max Toghraie to serve as Chief Executive Officer at an annual salary of $192,000. See "--Employment Agreements."


                                                                                   SUMMARY COMPENSATION TABLE
                                                                  ------------------------------------------------------------
                                                                                              ANNUAL COMPENSATION
                                                                   FISCAL YEAR   ---------------------------------------------
                                                                      ENDED                                  OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                         MARCH 31,     SALARY       BONUS        COMPENSATION(1)
----------------------------------------------------------------  -------------  ---------  -----------  ---------------------
Tommy Tang(2), President........................................         1997    $ 132,000   $       0         $       0
Sherry Haynes(3), Vice President-Operations.....................         1997    $  70,000   $       0         $       0


--------------------------


(1) The named executive officers did not receive any annual compensation not properly categorized as salary or bonus, including stock options, restricted stock awards, stock appreciation rights, long term incentive plan payouts, or any perquisites or other personal benefits, securities or property that exceeded the lesser of $50,000 or 10% of the salary and bonus for such officer during the fiscal year ended March 31, 1997.


(2) Mr. Tang resigned from the Company in May 1997 and his position was assumed by Mr. Ung, who is being compensated at a rate of $192,000 per annum. See "--Employment Agreements"

(3) Ms. Haynes resigned from the Company in June 1997 and her duties were assumed by Mei Yang, who is being compensated at a rate of $72,000 per annum. See "--Employment Agreements."

BOARD COMMITTEES

    AUDIT COMMITTEE. Mr. Toghraie, Ms. Hundt and Mr. Alford are members of the Audit Committee of the Board of Directors. The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with those accountants the plan and results of their audit of the financial statements and determining the independence of the accountants.

    COMPENSATION. Following the Offering, the Company's Board of Directors intends to establish a Compensation Committee. The Compensation Committee will review and makes recommendations with respect to compensation of officers and key employees, and will be responsible for the grant of options and other awards under the Company's Stock Option Plan. The current executive's salaries were set by the Board. See "--Stock Option Plan."

DIRECTOR COMPENSATION

    Nonemployee directors of the Company currently are paid $500 for their personal attendance at any meeting of the Board and $100 for attendance at any telephonic meeting of the Board or at any meeting of a committee of the Board. Directors also are reimbursed for their reasonable travel expenses incurred in attending Board or committee meetings.

EMPLOYMENT AGREEMENTS

    The Company has entered into an employment agreement with Max Toghraie to serve as Chief Executive Officer. The agreement is for an initial term of five years commencing July 1, 1997 and will automatically be extended for consecutive periods of one year unless the Company elects to terminate the agreement. Mr. Toghraie is entitled to an annual base salary of $192,000 and has been issued options to to purchase 126,046 shares of the Company's Common Stock at $2.70 per share pursuant to the Company's Stock Option Plan. The Company will also provide Mr. Toghraie with other customary benefits, including health, life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses. If Mr. Toghraie's employment is terminated "without cause," all of his options immediately vest, and he will be entitled to receive a payment equal to the then effective base salary for the lesser of the remainder of the term of the agreement, and 24 months.

    The Company has entered into an employment agreement with James Ung to serve as President. The agreement is for an initial term of five years commencing July 1, 1997 and will automatically be extended for consecutive periods of one year unless the Company elects to terminate the agreement. Mr. Ung's base salary from July 1, 1997 until September 30, 1997 was $144,000 per annum, and effective September 30, 1997 increased to $192,000. Mr. Ung has been issued options to purchase 98,645 shares of the Company's Common Stock at $2.70 per share pursuant to the Company's Stock Option Plan. The Company will also provide Mr. Ung customary benefits, including health, life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses. If Mr. Ung's employment is terminated "without cause" he will be entitled to receive a payment equal to the then effective base salary for the lesser of the remainder of the term of the agreement and six (6) months.

    The Company has entered into an employment agreement with Mei Yang to serve as Secretary and Treasurer. The agreement is for an initial term of five years commencing July 1, 1997 and will automatically be extended for consecutive periods of one year unless the Company elects to terminate the agreement. Ms. Yang's base salary from June 1, 1997 until September 30, 1997 was $40,000 per annum, and, effective September 30, 1997 increased to $72,000. Ms. Yang has been issued options to purchase 27,404 shares of the Company's Common Stock at $2.70 per share pursuant to the Company's Stock Option Plan. The Company will also provide Ms. Yang customary benefits, including health, life and disability insurance, an automobile allowance and reimbursement for ordinary business expenses.

STOCK OPTION PLAN

    The Company adopted the 1997 Stock Option Plan (the "Stock Option Plan") in July 1997. Each officer, other employee, director or consultant of the Company or any of its future subsidiaries is eligible to be considered for the grant of awards under the Stock Option Plan. A maximum of 500,000 shares of Common Stock may be issued pursuant to awards granted under the Stock Option Plan, subject to certain adjustments to prevent dilution. Any shares of Common Stock subject to an award which for any reason expires or terminates unexercised are again available for issuance under the Stock Option Plan. The Stock Option Plan terminates in 2007 and no option may be granted under the Stock Option Plan after July 1, 2007, although options previously granted may be thereafter amended consistent with the Stock Option Plan.

    ADMINISTRATION. The Stock Option Plan will be administered by the Company's Board of Directors or by a committee whose members serve at the pleasure of the Board. The Board intends to appoint the Company's Compensation Committee to administer the Plan after the Offering. Subject to the provisions of the Stock Option Plan, the Board has full and final authority to select to whom awards will be granted, to grant the awards and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto.

    The Stock Option Plan authorizes the Board to enter into any type of arrangement with an eligible award and recipient that, by its terms, involves or might involve the issuance of (i) shares of Common Stock, (ii) an option, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege at a price related to the Common Stock, or
(iii) any similar security or benefit with a value derived from the value of the Common Stock. No person may receive awards representing more than 40% of the number of shares of Common Stock covered by the Stock Option Plan (i.e., 200,000 shares).

    PAYMENT. The Board shall determine the extent to which awards shall be payable in cash, shares of Common Stock or any combination thereof.

    AWARDS. Stock awards under the Stock Option Plan are not restricted to any specified form or structure and may include arrangements such as sales, bonuses and other transfers of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock or securities convertible into or redeemable for stock, stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such arrangement or two or more such arrangements in tandem or in the alternative. An award may provide for the issuance of Common Stock for any lawful consideration, including cash payment, services rendered, or the cancellation of indebtedness.

    The Board may amend or terminate the Stock Option Plan at any time and in any manner, subject to the following: (i) no recipient of any award may, without his or her consent, be deprived of the award or of any of his or her rights under or relating to the award as a result of the amendment or termination; and
(ii) if any rule or regulation promulgated by the Securities and Exchange Commission (the "Commission"), the Internal Revenue Service, other applicable law, or any national securities exchange or quotation system upon which any of the Company's securities are listed requires that the amendment be approved by the Company's shareholders, then the amendment will not be effective until it has been approved by the Company's shareholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The Company's Articles of Incorporation, as amended, (the "Articles") include a provision that eliminates the personal liability of its directors to the Company and its shareholders for monetary damages to the fullest extent permissible under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

(ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derives an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under
Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Company and a director) or
(vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

    The Company's Articles also include an authorization for the Company to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company's Bylaws, as amended, provide for indemnification of the Company's directors, officers, employees and other agents. In addition, the Company, at its discretion, may indemnify persons whom the Company is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. The Company has entered into indemnification agreements designed to provide the maximum indemnification permitted by law with all the directors and executive officers of the Company. These agreements, together with the Company's Bylaws and Articles, may require the Company, among other things, to indemnify these directors and executive officers against certain liabilities that may arise by reason of their status or service as directors or executive officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms. The Company intends to purchase and maintain directors' and officers' liability insurance.

    Section 317 of the California Code, the Company's Bylaws and the Company's indemnification agreements with its directors and executive officers make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify those persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS


    David Tobey, a director of the Company, is the founder, and the current President, Chief Executive Officer and a principal stockholder of CASI. CASI is a subsidiary of Datatec Systems, Inc., formerly known as Glasgal Communications, Inc. The Company and CASI have entered into (i) a license agreement (the "CASI License") pursuant to which the Company has received a worldwide, perpetual, royalty-free, nonexclusive (except as to the countries comprising South America (excluding Central America) and Malaysia where the license is exclusive for a term of five years) and non-transferable license to reproduce and use CASI's IWPS software including CASI's Configurator and router software products, and
(ii) a reseller agreement (the "Reseller Agreement") pursuant to which the Company may market, distribute and support CASI's products throughout the world. The Company paid CASI a one-time license fee of $1,100,000. The license fee was paid (i) by delivering to CASI a non-interest bearing promissory note in the principal amount of $950,000 (the "CASI Note"), and (ii) a cash payment of $150,000 funded by a loan to the Company in such amount by an officer of Datatec (the "Datatec Loan") described below. In connection with its license of the Configurator software from CASI, the Company issued to CASI a contingent warrant (the "CASI Warrant") exercisable if the Company defaults on payment of the $950,000 principal amount due under the CASI Note. Under the CASI Note, CASI's sole remedy for a payment default is to apply any amount then due and unpaid under the CASI Note to the purchase of the Company's Common Stock at a price of $4.50 per share. The CASI Note bears default interest at a rate of 5% per annum. The exercise price of the CASI Warrant was determined by negotiation between the Company and CASI and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur. The CASI Warrant does not confer upon the Warrant holder any voting or other rights of a shareholder of the Company. The Company will fully repay the Datatec Loan and the CASI Note, out of the proceeds of this Offering. Upon delivery to CASI of the CASI Note, the CASI License was fully paid and the Company has no further license fee obligations. Under the CASI License, the Company is entitled to receive maintenance for the Configurator software for a fee of $25,000 per annum, payable in equal quarterly installments. Maintenance is limited to debugging and delivery to the Company of any enhancements or upgrades to the Configurator software used internally by CASI or released by CASI to its customer base. The Company is also entitled to request that CASI provide enhancements and additional features on CASI's licensed Configurator system specified by the Company. CASI may develop such enhancements and features at CASI's expense and incorporate them as part of CASI's generally released Configurator software, or, if CASI declines to develop the enhancements and features at its own expense, the Company is able to require CASI to perform such development services at preferential rates and any resulting work product of CASI will be owned by the Company. If CASI ceases to provide support or enhancements or otherwise fails to perform its obligations to the Company, the Company's remedies include access to CASI's source code for the Configurator software. The Company's license to the Configurator software includes a license to modify and maintain the source code from and after such time, if any, as the Company receives access to the Configurator software source code. See "Risk Factors--Conflicts of Interests."


    In connection with the Datatec Loan, the Company executed a promissory note (the "Datatec Note") in favor of the officer of Datatec who made the Datatec Loan. The Datatec Note provides that the Company is obligated to pay $50,000 on November 31, 1997 and $100,000 on February 28, 1998; provided, however, that if the Company consummates an initial public offering (an "IPO") of its securities pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, $100,000 of the proceeds of such IPO shall be immediately applied to prepayment of the $100,000 due to be paid on February 28, 1998. The Datatec Note bears interest at a rate of 10% per annum, and accrued interest is due with the payments indicated above. In the event that the Company completes an IPO prior to February 28, 1998 and fails to pay the Datatec Note in full by that date, or, the Datatec Note is not paid in full on or prior to February 28, 1998, in any event, the Datatec Note shall be converted into such number of shares of Common Stock of the Company as shall equal the principal amount then outstanding plus accrued interest divided by a fraction, the numerator of which shall equal the greater of

$20,000,000 or the fair market value of the Company, and the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately prior to such conversion.

    Under the Reseller Agreement, the Company has an exclusive right for a period of five years to resell CASI's licensed software in South America (excluding Central America) and Malaysia and a non-exclusive worldwide right (i) to market, distribute, license and support the CASI's Configurator software in object-code form, and (ii) to use CASI's Configurator software to provide services to the Company's customers and sublicensees. CASI has agreed that it will not enter into any agreement with a third party which provides for the right to license or resell the CASI's Configurator software products in the countries comprising Asia, the Pacific Rim, Japan or Australia without allowing the Company a first right of refusal to create an agreement with such third party as a distributor and/or sub-licensee and/or first offering the Company the right to license or resell on terms and conditions, including price, equivalent to those contained in the proposed third party agreement. CASI has retained the right to use its software in Malaysia and South America only for CASI's own configuration centers.

    The Company loaned approximately $40,000 aggregate principal amount to Mr. Max Toghraie, the Chief Executive Officer of the Company and a director, in exchange for a promissory note dated February 12, 1997, at a rate of 5.7% per annum. The loan was fully repaid on June 16, 1997.


    During fiscal 1997, the Company had sales of approximately $532,800 to and purchases of approximately $804,300 from Samax, a company owned by the mother of Mr. Max Toghraie. For the nine month period ended December 31, 1997, the Company had sales of approximately $1.39 million to and purchases of approximately $598,200 from Samax. At December 31, 1997, the Company had approximately $146,500 and $0 included in trade receivables and accounts payable, respectively, attributed to Samax. Although the Company is not currently making purchases from or sales to Samax, if the Company determines that resuming purchases from or sales to Samax in the future would be in the best interests of the Company, any such future transactions would be negotiated on an arms-length basis and on terms and conditions at least as favorable to the Company as those which would be obtained from competitors of Samax.


    The Company purchased 200,000 shares and 100,000 warrants in Evolutions, Inc. ("Evolutions") for $100,000 which, at March 31, 1997, was personally guaranteed by Max Toghraie. This guarantee was recorded as a receivable from a director, Max Toghraie. Subsequent to June 13, 1997, the Board of Directors and shareholders voted to release Max Toghraie from this guarantee as partial inducement for Max Toghraie to accept additional management responsibilities at the Company, including agreeing to become the chief executive officer. The Company has determined, due to significant cash flow difficulties encountered by Evolutions, that its investment is worthless. Accordingly, the Company has recognized a one-time loss of $100,000 during the first quarter of 1997 which is included in selling, general and administrative expenses.

    In June 1997, Mr. James Ung and Ms. Mei Yang signed individual guarantees of the Company's Finova Line.

    On December 3, 1997, the Company executed a lease for approximately 21,900 square feet of office and warehouse space in the City of Industry, California. The lease term is three years, and the base rent is $11,169 per month. On December 3, 1997, James Ung and Mei Yang signed an individual guarantee (the "Guarantee") of the Company's obligations under the lease, which Guarantee shall terminate upon the earlier occurrence of (i) the date upon which the Company's net worth exceeds 50% of the Company's net worth on the date of the Guarantee or
(ii) the date the Company becomes a public company.

    The Company believes that, with the exception of the determination to release Mr. Toghraie from his guarantee, the transactions described above were on terms no less favorable to the Company than could have been obtained in arm's length transactions from unaffiliated third parties.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of February 1, 1998, certain information concerning the beneficial ownership of Common Stock, by (i) each stockholder known by the Company to own beneficially five percent or more of the outstanding Common Stock, (ii) each director, (iii) each executive officer named in this Prospectus (a "Named Executive Officer"), and (iv) all executive officers and directors of the Company as a group:

                                                                                       SHARES BENEFICIALLY OWNED(1)
                                                                                    -----------------------------------
                                                                                                   PERCENT OF TOTAL
                                                                                               ------------------------
NAME AND ADDRESS OF DIRECTORS, NAMED                                                             BEFORE        AFTER
EXECUTIVE OFFICERS AND 5% SHAREHOLDERS                                               NUMBER     OFFERING     OFFERING
----------------------------------------------------------------------------------  ---------  -----------  -----------
Max Toghraie(2) ..................................................................     49,237        1.03%       *
  2062 Sapra St.
  Thousand Oaks, CA 91362
James Ung and Mei Yang(3) ........................................................  2,241,355       46.70%       31.57%
  2010 E. Roundtree Court
  Walnut, CA 91789
Nancy Hundt(4) ...................................................................  2,194,152       46.17%       31.11%
  450 Belcaro
  Agoura, CA 91301
Carl Wood(5) .....................................................................          0       *            *
  1105 Harkness Lane
  Redondo Beach, CA 90278
Philip Alford(6) .................................................................          0       *            *
  746 West Adams Blvd Suite 109
  Los Angeles, CA 90089
David Tobey(7) ...................................................................      5,994       *            *
  1545 Shadowtree Ct.
  Colorado Springs, CO 80921
All Executive Officers and Directors as a group (7 persons)(8)....................  4,490,738       94.27%       62.75%

--------------------------

*   less than one (1) percent.

(1) Beneficial ownership has been determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Generally, a person is deemed to be the beneficial owner of a security if he has the right to acquire voting or investment power within 60 days. Except as otherwise noted, each individual or entity has sole voting and investment power over the securities listed.

(2) Shares issuable upon the exercise of options granted under the Stock Option Plan on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998.

(3) Mr. Ung and Ms. Yang are married. Includes 38,533 shares issuable upon the exercise of options granted under the Stock Option Plan to Mr. Ung on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998, and 10,704 shares issuable upon the exercise of options granted under the Stock Option Plan to Ms. Yang on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998, 1,096,059 shares owned by Mr. Ung, and 1,096,059 shares owned by Ms. Yang.

(4) Includes 2,034 shares issuable upon the exercise of options granted under the Stock Option Plan on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998.

(5) Mr. Wood was granted options to purchase 40,000 shares of Common Stock under the Stock Option Plan on February 6, 1998, exercisable at $4.50 per share, none of which were exercisable within 60 days of February 1, 1998.

(6) Mr. Alford was granted options to purchase 36,000 shares under the Stock Option Plan on February 2, 1998, exercisable at $4.50 per share, none of which were exercisable within 60 days of February 1, 1998.

(7) Shares issuable upon the exercise of options granted under the Stock Option Plan on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998.

(8) Includes an aggregate of 106,502 shares issuable upon the exercise of options granted under the Stock Option Plan on July 1, 1997 exercisable at $2.70 per share within 60 days of February 1, 1998.

                          DESCRIPTION OF CAPITAL STOCK

    The Company is authorized to issue 20,000,000 shares of Common Stock, without par value, and 2,000,000 shares of Preferred Stock, without par value. At February 2, 1998, the Company had 27 holders of record of the Common Stock. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share held of record on all matters on which the holders of Common Stock are entitled to vote and have cumulative voting rights for the election of directors. The Articles of Incorporation of the Company provide that at such time as the Company has (i) shares listed on the New York Stock Exchange or the American Stock Exchange, or
(ii) securities designated for trading as a national market security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) if the Company has at least 800 or more holders of its Common Stock as of the record date of the Company's most recent annual meeting of shareholders, the cumulative voting rights of shareholders will cease. The holders of Common Stock are entitled to receive dividends ratably when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

    The holders of Common Stock have no preemptive or conversion rights and they are not subject to further calls or assessments by the Company. There are no redemption or sinking fund provisions applicable to the Common Stock. The outstanding shares of Common Stock are, and the shares of Common Stock issuable pursuant to this Prospectus will be, when issued, fully paid and nonassessable.

PREFERRED STOCK

    The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one or more series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

BRIDGE WARRANTS

    On December 23, 1997, the Company completed the Bridge Financing, which included the sale of an aggregate of 100,000 Bridge Warrants for the purchase of one share of Common Stock per warrant at an exercise price of $3.00 per share. The Bridge Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock. The exercise price of the Bridge Warrants was arbitrarily determined by the Company and the purchasers thereof and should not be construed to be predictive of or to imply that any price increases in the Company's securities will occur. The Bridge Warrants do not confer upon the Bridge Warrant holder any voting or other rights of a shareholder of the Company.

REGISTRATION RIGHTS

    The 300,000 shares of Common Stock issued in the Bridge Financing and the 100,000 shares of Common Stock issuable upon exercise of the Bridge Warrants are entitled to demand registration rights on one occasion, at the expense of the Company, as well as "piggyback" registration rights with respect to any registration of equity securities of the Company for a period of five (5) years, commencing November 26, 1998 (unless the Company files a Form S-8, S-4 or comparable registration statement).

TRANSFER AGENT AND REGISTRATION

    Continental Stock Transfer and Trust Company, New York, New York, is the transfer agent and registrar for the Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this Offering the Company will have outstanding 7,050,000 shares of Common Stock (7,395,000 if the Underwriter's over allotment option is exercised in full) not including shares issuable upon exercise of outstanding options warrants. Of such shares 4,750,000 are subject to the resale limitations contained in Rule 144 promulgated under the Securities Act. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), with respect to restricted securities that satisfy a one-year holding period, may sell within any three-month period a number of restricted shares which does not exceed the greater of 1% of the then outstanding shares of such class of securities or the average weekly trading volume during the four calendar weeks prior to such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. Rule 144 also permits, under certain circumstances, a person who is not an affiliate of the Company, to sell restricted securities that satisfy a two-year holding period, without regard to the volume or other resale limitations. The above is a brief summary of Rule 144 and is not intended to be a complete description of the Rule.


    The "restricted" shares of Common Stock may in the future be eligible for sale pursuant to Rule 144. Under lock-up agreements with the Underwriter, each existing shareholder has agreed that he or it will not, directly or indirectly, sell, assign or otherwise transfer any shares of Common Stock owned by it for a period of (a) in the case of management and founding shareholders of the Company who collectively hold 4,450,000 shares of Common Stock, a period of 18 months after the effective date of the Registration Statement of which this Prospectus is a part (the "Management Lock-Up Period") except with the Underwriter's prior written consent, and (b) in the case of the holders of 300,000 shares of Common Stock issued in the Company's Bridge Financing, a period of 12 months after the effective date of the Registration Statement of which this Prospectus is a part, and thereafter for an additional six (6) months, without the written consent of the Underwriter (the "Bridge Holder Lock-Up Period"); provided, however, that
(i) the Management Lock-Up Period shall immediately terminate if the Common Stock is quoted on The Nasdaq SmallCap Market or The Nasdaq National Market and the average closing bid price of the Common Stock equals or exceeds $10.00 per share (subject to customary adjustments for stock splits, combinations, consolidations and similar transactions) for any 30 consecutive calendar days, and (ii) that, for twenty-four (24) months following the effective date of the Registration Statement any sales of the Company's securities subject to the lock-up agreements shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal or agency basis. Once the lock-up agreements expire, all of the 4,750,000 shares of Common Stock will become eligible for immediate sale, subject to compliance with the volume limitations of Rule 144 by the holders of these shares.

                                  UNDERWRITING

    Joseph Stevens & Company, Inc. (the "Underwriter") has entered into an Underwriting Agreement with the Company pursuant to which, and subject to the terms and conditions thereof, it has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, on a firm commitment basis, all of the Common Stock offered by the Company hereby.

    The Company has been advised by the Underwriter that the Underwriter initially proposes to offer the Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and that the Underwriter may allow to certain dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") concessions not in excess of
$        per share of Common Stock, of which amount a sum not in excess of
$        per share of Common Stock may in turn be reallowed by such dealers to other dealers. After the initial distribution of the shares of Common Stock offered hereby has been completed, the public offering price, concessions and reallowances may be changed by the Underwriter. The Underwriter has informed the Company that it does not expect sales to discretionary accounts by the Underwriter to exceed five percent of the securities offered by the Company hereby.

    The Company has granted to Underwriter an option, exercisable within 45 days of the date of this Prospectus, to purchase from the Company at the offering price, less underwriting discounts and the non-accountable expense allowance, all or part of an additional 345,000 shares of Common Stock on the same terms and conditions of this Offering for the sole purpose of covering over-allotments, if any.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to three percent (3%) of the gross proceeds derived from the sale of the Common Stock underwritten, $30,000 of which has been paid to date.

    In connection with this offering, the Underwriter and certain selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriter also may create a short position for the account of the Underwriter by selling more Common Stock in connection with this Offering than it is committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of this Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position, up to 345,000 shares of Common Stock, by exercising the Over-Allotment Option. In addition, the Underwriter may impose "penalty bids" under contractual arrangements whereby it may reclaim from a dealer participating in this Offering for the account of the Underwriter, the selling concession with respect to shares of Common Stock that are distributed in this Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the prices of the Common Stock at levels above that which might otherwise prevail in the open market. None of the transactions described in the paragraph is required, and if they are undertaken, they may be discontinued at any time.


    Each officer and director of the Company and all of the holders of the issued and outstanding shares of Common Stock, other than the investors in the Bridge Financing, have agreed (i) not to directly or indirectly, issue, offer to sell, sell, grant an option for the sale of transfer, pledge, assign, hypothecate, or otherwise encumber or dispose of (collectively, "Transfer"), any securities issued by the Company, including shares of Common Stock or securities convertible into or exchangeable or exercisable for or evidencing any right to purchase or subscribe for any shares of Common Stock for a period of eighteen
(18) months from the effective date of the Registration Statement (the Lock-Up Period), without the prior written consent of the Underwriter provided, however, that the Lock-Up Period shall immediately terminate if the Common Stock is quoted on The Nasdaq SmallCap Market or The Nasdaq National Market and the average closing bid price of the Common Stock equals or exceeds $10.00 per share (subject to customary adjustments for stocksplits, combinations, consolidations and similar transactions) for any 30 consecutive calendar days, and (ii) that, for twenty-four (24) months following the effective date of the Registration Statement any sales of the Company's securities shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal or agency basis. An appropriate legend shall be marked on the face of certificates representing all such securities.

    Each purchaser in the Bridge Financing has agreed (i) not to Transfer any securities purchased by the investor in the Bridge Financing for a period of twelve (12) months from the effective date of the Registration Statement and thereafter for an additional period of six (6) months, without the consent of the Underwriter, and (ii) that, for a period of twenty-four (24) months following the effective date of the Registration Statement, any sales of the securities purchased in the Bridge Financing shall be made through the Underwriter in accordance with its customary brokerage practices either on a principal or agency basis. An appropriate legend shall be marked on the face of the certificates representing all such securities.


    In connection with this Offering, the company has agreed to issue and sell to the Underwriter and/or its designees, at the closing of the proposed underwriting, for $23.00, five (5) year Underwriter's Warrants (the "Underwriter's Warrants") to purchase 230,000 shares of Common Stock. The Underwriter's Warrants are exercisable at any time during a period of four (4) years commencing twelve months after the effective date of the Registration Statement at a price equal to 165% of the public offering price per share and are restricted from sale, transfer, assignment or hypothecation for a period of twelve months from the date hereof, except to officers of the Underwriter. The shares of Common Stock issuable upon exercise of the Underwriter's Warrants are identical to those offered to the public. The Underwriter's Warrants contain anti-dilution provisions providing for adjustment of the number of warrants and exercise price under certain circumstances. The Underwriter's Warrants grant to the holders thereof and to the holders of the underlying securities certain rights of registration of the securities underlying the Underwriter's Warrants.



    In connection with the Bridge Financing, the Company paid to the Underwriter, as placement agent, $100,000 in cash as commissions and a non-accountable expense allowance of $30,000. The Company also paid certain expenses of the placement agent including the placement agent's legal counsel fees and issued to the placement agent warrants (the "Placement Agent's Warrants") to purchase 35,000 shares of Common Stock at an exercise price of $3.00 per share commencing November 26, 1998. The Placement Agent's Warrants will be canceled prior to this Offering.


    The Company has also agreed that for five (5) years from the effective date of the Registration Statement, the Underwriter may designate one person for election to the Company's Board of Directors (the "Designation Right"). In the event that the Underwriter elects not to exercise it Designation Right, then it may designate one person to attend all meetings of the Company's Board of Directors for a period of five (5) years. The Company has agreed to reimburse the Underwriter's designee for all out-of-pocket expenses incurred in connection with the designee's attendance at meetings, of the Board of Directors. The Company has also agreed to retain the Underwriter as the Company's financial consultant for a period of twenty-four (24) months from the date hereof and to pay the Underwriter a monthly retainer of $2,000 all of which is payable in advance on the closing date set forth in the Underwriting Agreement.

    Prior to this Offering, there has been no public market for the Common Stock. Accordingly, the initial public offering price of the Common Stock was determined by negotiation between the Company and the Underwriter. Among the factors considered in determining such price, in addition to the prevailing market conditions, included the history of and the prospects for the industry in which the Company competes, the market price of the Common Stock, an assessment of the Company's management, the prospects of the Company, its capital structure and such other factors that were deemed relevant. The offering price does not necessarily bear any relationship to the assets, results of operations or net worth of the Company.

    The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

    Counsel for the Company, Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, have rendered an opinion to the effect that the Common Stock offered by the Company upon sale will be duly and validly issued, fully paid and non-assessable. Troop Meisinger Steuber & Pasich, LLP holds warrants to purchase 45,000 shares of Common Stock of the Company. Orrick, Herrington & Sutcliffe LLP, New York, has acted as counsel to the Underwriter in connection with certain legal matters relating to this Offering.

                                    EXPERTS

    The financial statements of the Company at March 31, 1997 and for the year then ended, included in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement under the Securities Act for the shares offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits included with the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and with respect to any contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by this reference. For further information about the Company and the shares offered by this Prospectus, reference is hereby made to the Registration Statement and exhibits included with the Registration Statement. A copy of the Registration Statement, including exhibits, may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N .W. Washington, D.C. 20549, upon payment of certain prescribed rates.

    Upon consummation of the Offering, the Company will become subject to the information requirements of the Exchange Act and, in accordance therewith, will file reports and other information with the Securities, and Exchange Commission in accordance with its rules. These reports and other information concerning the Company may be inspected and copied at the public reference facilities referred to above as well as certain regional offices of the Securities and Exchange Commission located at Seven World Trade Center, 13th Floor, New York, New York, 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661-2511.

    The Securities and Exchange Commission also maintains a Web Site which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission (such as the Company) at http:\\www.sec.gov.

    The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent auditors and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

                          CUMETRIX DATA SYSTEMS CORP.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Public Accountants...................................................................        F-2
Balance Sheets as of March 31, 1997 and December 31, 1997 (unaudited)......................................        F-3
Statements of operations for the period from April 2, 1996 (inception) to March 31, 1997 and the nine month
  periods ended December 31, 1996 and 1997 (unaudited).....................................................        F-4
Statements of Changes in Shareholders' equity for the period from April 2, 1996 (inception) to March 31,
  1997 and the nine month period ended December 31, 1997 (unaudited).......................................        F-5
Statements of Cash Flows for the period from April 2, 1996 (inception) to March 31, 1997 and the nine month
  periods ended December 31, 1996 and 1997 (unaudited).....................................................        F-6
Notes to the Financial Statements..........................................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

    To Cumetrix Data Systems Corp.:

    We have audited the accompanying balance sheet of Cumetrix Data Systems Corp. (a California corporation--formerly Data Net International, Inc.) as of March 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the period from April 2, 1996 (inception) to March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cumetrix Data Systems Corp. as of March 31, 1997 and the results of its operations and its cash flows for the period from April 2, 1996 (inception) to March 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Los Angeles, California

June 13, 1997

                          CUMETRIX DATA SYSTEMS CORP.
                                 BALANCE SHEETS

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                         MARCH 31,   -------------
ASSETS                                                                                     1997
                                                                                        -----------   (UNAUDITED)
CURRENT ASSETS:
  Cash................................................................................  $   479,796   $ 2,962,821
  Trade receivables, net of allowance for doubtful accounts of $2,000 at March 31,
    1997 and $39,800 at December 31, 1997.............................................      853,090     3,081,217
  Receivables from related party......................................................       39,700       --
  Inventories.........................................................................      331,559     2,723,275
  Deferred taxes......................................................................       12,000        53,788
  Prepaid expenses....................................................................        5,318        24,148
                                                                                        -----------  -------------
      Total current assets............................................................    1,721,463     8,845,249
                                                                                        -----------  -------------
FIXED ASSETS, net                                                                            32,278        38,115
                                                                                        -----------  -------------
OTHER ASSETS:
  Capitalized purchased software costs................................................      --          1,100,000
  Receivable from director............................................................      100,000       --
  Other...............................................................................        1,500       288,850
                                                                                        -----------  -------------
      Total Assets....................................................................  $ 1,855,241   $10,272,214
                                                                                        -----------  -------------
                                                                                        -----------  -------------

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable...................................................  $1,455,139  $6,713,957
  Accrued expenses...................................................     87,274     279,924
  Income taxes payable...............................................     21,500     415,213
  Current portion of long-term debt..................................      3,390   1,203,626
                                                                       ---------  -----------
      Total current liabilities......................................  1,567,303   8,612,720
                                                                       ---------  -----------
LONG-TERM DEBT, net of current portion...............................     12,574       9,822
                                                                       ---------  -----------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value: Authorized, 2,000,000 shares
    Issued and outstanding, none.....................................     --          --
  Common stock, no par value: Authorized, 20,000,000 shares
    Issued and outstanding, 4,384,236 at March 31, 1997 and 4,750,000
    at December 31, 1997.............................................    250,000     999,200
  Retained earnings..................................................     25,364     650,472
                                                                       ---------  -----------
      Total shareholders' equity.....................................    275,364   1,649,672
                                                                       ---------  -----------
      Total liabilities and shareholders' equity.....................  $1,855,241 1$0,272,214
                                                                       ---------  -----------
                                                                       ---------  -----------

      The accompanying notes are an integral part of these balance sheets.

                          CUMETRIX DATA SYSTEMS CORP.
                            STATEMENTS OF OPERATIONS


                                                                   FOR THE PERIOD      NINE MONTH PERIODS ENDED
                                                                    FROM APRIL 2,            DECEMBER 31,
                                                                  1996 (INCEPTION)   ----------------------------
                                                                  TO MARCH 31, 1997      1996           1997
                                                                  -----------------  -------------  -------------
                                                                                             (UNAUDITED)
NET SALES.......................................................   $    25,940,203   $  17,175,071  $  49,267,491
COST OF PRODUCTS................................................        25,139,001      16,604,294     47,192,956
                                                                  -----------------  -------------  -------------
    Gross profit................................................           801,202         570,777      2,074,535
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES....................           751,133         501,923      1,029,504
                                                                  -----------------  -------------  -------------
    Income from operations......................................            50,069          68,854      1,045,031
INTEREST EXPENSE................................................             9,334           4,500         13,908
OTHER INCOME (EXPENSE), net.....................................            (5,871)             10         10,723
                                                                  -----------------  -------------  -------------
    Income before provision for income taxes....................            34,864          64,364      1,041,846
PROVISION FOR INCOME TAXES......................................             9,500          25,745        416,738
                                                                  -----------------  -------------  -------------
NET INCOME......................................................   $        25,364   $      38,619  $     625,108
                                                                  -----------------  -------------  -------------
                                                                  -----------------  -------------  -------------
BASIC AND DILUTED EARNINGS PER SHARE............................   $          0.01   $        0.01  $        0.14
                                                                  -----------------  -------------  -------------
                                                                  -----------------  -------------  -------------


        The accompanying notes are an integral part of these statements.

                          CUMETRIX DATA SYSTEMS CORP.
                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                     COMMON STOCK
                                                                ----------------------   RETAINED
                                                                  SHARES      AMOUNT     EARNINGS      TOTAL
                                                                ----------  ----------  ----------  ------------
Balance, April 2, 1996 (inception)............................      --      $   --      $   --      $    --
  Sale of common stock........................................   4,384,236     250,000      --           250,000
  Net income..................................................      --          --          25,364        25,364
                                                                ----------  ----------  ----------  ------------
Balance, March 31, 1997.......................................   4,384,236     250,000      25,364       275,364
  Sale of common stock, net of offering expenses of $150,800
    (unaudited)...............................................     365,764     745,500      --           745,500
  Issuance of warrants in connection with Private Placement,
    net of offering expenses of $1,300........................      --           3,700      --             3,700
  Net income (unaudited)......................................      --          --         625,108       625,108
                                                                ----------  ----------  ----------  ------------
Balance, December 31, 1997 (unaudited)........................   4,750,000  $  999,200  $  650,472  $  1,649,672
                                                                ----------  ----------  ----------  ------------
                                                                ----------  ----------  ----------  ------------

        The accompanying notes are an integral part of these statements.

                          CUMETRIX DATA SYSTEMS CORP.
                            STATEMENTS OF CASH FLOWS

                                                                     FOR THE PERIOD     NINE-MONTH PERIODS ENDED
                                                                      FROM APRIL 2,           DECEMBER 31,
                                                                    1996 (INCEPTION)   ---------------------------
                                                                    TO MARCH 31, 1997      1996          1997
                                                                    -----------------  ------------  -------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................    $      25,364    $     38,619  $     625,108
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization.............................            6,634           5,528          2,847
        Amortization of deferred financing costs..................         --               --              12,100
        Provision for doubtful accounts...........................           50,329          17,000         56,310
        Loss on receivable from director..........................         --               --             100,000
      Changes in assets and liabilities:
        Trade receivables.........................................         (903,419)       (790,284)    (2,284,437)
        Inventories...............................................         (331,559)       (313,700)    (2,391,716)
        Deferred taxes............................................          (12,000)        (10,000)       (41,788)
        Prepaid expenses..........................................           (5,318)         (5,318)       (18,830)
        Other.....................................................           (1,500)        (60,000)      (129,250)
        Accounts payable..........................................        1,455,139       1,313,967      5,258,818
        Accrued expenses..........................................           87,274          31,647         22,450
        Income taxes payable......................................           21,500          35,745        393,713
                                                                    -----------------  ------------  -------------
          Net cash provided by operating activities...............          392,444         263,204      1,605,325
                                                                    -----------------  ------------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of fixed assets.......................................          (38,912)        (36,192)        (8,684)
  Purchase of investment guaranteed by director...................         (100,000)       (100,000)      --
  Receivables from related parties................................          (39,700)        --              39,700
  Purchase of Capitalized Software Costs..........................         --               --            (150,000)
                                                                    -----------------  ------------  -------------
          Net cash used in investing activities...................         (178,612)       (136,192)      (118,984)
                                                                    -----------------  ------------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from bank borrowings...................................           18,820          18,820       --
  Payments on bank borrowings.....................................           (2,856)         (2,055)        (2,516)
  Proceeds from Notes.............................................         --               --             550,000
  Payments on Notes...............................................         --               --            (300,000)
  Proceeds from stock issuance....................................          250,000         200,000        749,200
                                                                    -----------------  ------------  -------------
          Net cash provided by financing activities...............          265,964         216,765        996,684
                                                                    -----------------  ------------  -------------

NET INCREASE IN CASH..............................................          479,796         343,777      2,483,025
CASH, beginning of period.........................................         --               --             479,796
                                                                    -----------------  ------------  -------------
CASH, end of period...............................................    $     479,796    $    343,777  $   2,962,821
                                                                    -----------------  ------------  -------------
                                                                    -----------------  ------------  -------------

        The accompanying notes are an integral part of these statements.

                          CUMETRIX DATA SYSTEMS CORP.
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

          (INFORMATION AS OF DECEMBER 31, 1997 AND 1996 IS UNAUDITED)

1. LINE OF BUSINESS

    Cumetrix Data Systems Corp., formerly Data Net International, Inc. (the Company) was incorporated on April 2, 1996 in the state of California. The Company distributes computer peripherals, components, accessories and assembles computer systems. The Company currently sells a majority of its products to distributors, systems integrators, and retail stores.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISK FACTORS

    a.  CASH

    Cash includes currency on hand and deposit accounts to which funds may be deposited or withdrawn at any time without prior notice or penalty. At times, cash balances in the Company's accounts may exceed federally insured limits.

    b.  TRADE RECEIVABLES

    Trade receivables represent unsecured balances due from its customers with the Company at risk to the extent such amounts become uncollectible. The Company performs credit evaluations of each of its customers and maintains allowances for potential credit losses. Such losses have generally been within management's expectations.

    c.  INVENTORIES

    Inventories consist primarily of purchased finished goods and are stated at the lower of cost or market; cost is determined using the first-in, first-out method of accounting.

    d.  FIXED ASSETS

    Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are as follows:

Furniture and fixtures                                               7 years
Office equipment                                                     5 years
Vehicles                                                             5 years
Leasehold improvements                                               5 years

    The Company's fixed assets are recorded at cost and includes significant expenditures that increase the asset lives. Ordinary maintenance and repairs are charged to operations as incurred

    When assets are sold or otherwise disposed of, the recorded cost and related accumulated depreciation or amortization are removed from the accounts and any resulting gain or loss is recognized.

    e.  DEFERRED OFFERING COSTS

    Costs associated with offerings of Company common shares are initially capitalized and then netted with the proceeds received from the sale of the common shares when the offering is completed. If the intended offering is terminated these costs are charged to operations. Offering costs of $166,000 are capitalized as of December 31, 1997 and included in other long-term assets.

    f.  DEFERRED FINANCING COSTS

    Debt issuance costs are initially capitalized as deferred financing costs and amortized over the terms of the notes using the effective interest rate method. In the event the notes are repaid prior to their original maturity, any unamortized portion of the debt issuance costs capitalized will be charged to operations. Debt issuance costs of $109,200, net amortization of $12,100, have been capitalized as of December 31, 1997 and included in other long-term assets.

    g.  CAPITALIZED PURCHASED SOFTWARE COSTS

    Capitalized purchased software costs represents the license fee paid to Computer-Aided Software Integration, Inc. (CASI) for certain configuration software (see Note 9). The Company will amortize these costs on a straight-line basis over the estimated life of the configuration software (currently estimated to be between 3-5 years) commencing at the date that the configuration software is first placed into service.

    h.  STATEMENT OF CASH FLOWS

    The Company prepares its statement of cash flows using the indirect method as defined under Statement of Financial Accounting Standards No. 95 (SFAS No.
95). In July 1997, the Company licensed software for $1,100,000 by issuing a note and obtaining a loan from a related party (see Note 9). Supplemental disclosures of cash flow information are as follows:

                                                                                  NINE-MONTH
                                                                                PERIODS ENDED
                                                                                 DECEMBER 31,
                                                                 MARCH 31,   --------------------
                                                                   1997        1996       1997
                                                                -----------  ---------  ---------
                                                                                 (UNAUDITED)
Cash paid for interest........................................   $   1,431   $   4,500  $   1,808
Cash paid for income taxes....................................   $  --       $  --      $  13,000

    i.  USE OF ESTIMATES

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    j.  CONCENTRATION OF RISK

    During the period from April 2, 1996 (inception) to March 31, 1997, one vendor accounted for 43 percent of purchases. There are many vendors in this industry and management believes that the other vendors could provide similar products on comparable terms. Management believes that a change in suppliers would not cause any material effect to the Company's operations or loss of sales.

    During fiscal 1997, no customer accounted for more than 10 percent of net sales.

    k.  REVENUE RECOGNITION


    Net sales are currently generated from the sales of components and systems. Systems include ready-to-use computers that have been assembled and have software already installed. Components sales consist of individual hardware items.



    Revenue is recorded at the time of shipment net of allowances for estimated sales returns.

    l.  UNAUDITED QUARTERLY FINANCIAL STATEMENTS

    The unaudited financial statements for the nine-month periods ended December 31, 1997 and 1996, have been prepared in conformity with generally accepted accounting principles. Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, although the Company believes that the disclosures made are adequate to make the information presented not misleading. These unaudited financial statements reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows and financial position as of and for the periods presented. The unaudited financial statements should be read in conjunction with the audited financial statements and related notes thereto. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.

    m.  INCOME TAXES

    The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets or liabilities are computed based on the temporary difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate in effect for the year in which the differences are expected to reverse. Deferred income tax expenses or credits are based on the changes in the deferred income tax assets or liabilities from period to period.

    n.  NEW AUTHORITATIVE PRONOUNCEMENTS

    In March 1997, the FASB issued SFAS No. 128, "Earnings per Share" and SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 128 revises and simplifies the computation for earnings per share and requires certain additional disclosures. SFAS No. 129 requires additional disclosures regarding the Company's capital structure. SFAS No. 128 was adopted for the period ended December 31, 1997 and SFAS No. 129 will be adopted for the year ending March 31, 1998.

    In July 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures About Segments on Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income. SFAS No. 131 requires disclosure for each segment that is similar to those required under current standards and additional quarterly disclosure requirements. Both standards will be adopted on April 1, 1998.

    o.  INCOME PER COMMON SHARE


    Income per common share is based on the weighted average number of shares of common stock and common stock equivalents outstanding during the related periods. For all periods presented, per share information was computed pursuant to the provisions of SFAS No.128.


    A summary of the shares used to compute earnings per share is as follows:


                                                                        NINE-MONTH PERIODS
                                                    FOR THE PERIOD            ENDED
                                                     FROM APRIL 2,         DECEMBER 31,
                                                   1996 (INCEPTION)   ----------------------
                                                   TO MARCH 31, 1997     1996        1997
                                                   -----------------  ----------  ----------
                                                                           (UNAUDITED)
Weighted average common shares used to compute
  basic earnings per share.......................       3,310,574      3,132,569   4,477,590
Effect of Dilutive Securities:
    Stock options................................              --             --      56,826
    Warrants.....................................              --             --      21,568
                                                   -----------------  ----------  ----------
Weighted average common shares used to compute
  diluted earnings per share                            3,310,574      3,132,569   4,555,984
                                                   -----------------  ----------  ----------
                                                   -----------------  ----------  ----------



    The adoption of SFAS No. 128 did not have any impact on basic or diluted earnings per share for the periods from April 2, 1996 (inception) to March 31, 1997 or the nine-month period ended December 31, 1997.


    p.  RISK FACTORS

    UNCERTAINTY OF COMMERCIALIZATION OF THE ACSA SOLUTION--The Company's ability to successfully implement, market and introduce the ACSA Solution services on a timely basis will be a significant factor in the Company's ability to improve its operating margins and remain competitive. The Company's ability to market the ACSA Solution successfully will depend on the Company convincing potential customers of the benefits of the ACSA Solution. The Company has only recently commenced marketing the ACSA Solution. The Company is currently constructing its first ACSA Center located in the City of Industry. No ACSA Center is currently in operation and the Company currently has no sales revenue attributable to the ACSA Solution or a ACSA Center. Although the Company is engaged in negotiations and discussions with a number of potential customers, there can be no assurance that any such discussions will lead to significant sales of the ACSA Solution, or that the ACSA Solution will attain market acceptance. Any failure by the Company to anticipate or respond in a cost-effective and timely manner to market trends or customer requirements, or any significant delays in introduction of ACSA services, could have a material adverse effect on the Company's business, operating results and financial condition.

    ELECTRONICS INDUSTRY CYCLICALITY--The personal computer component distribution industry has been affected historically by general economic downturns, which have had an adverse economic effect upon manufacturers and end-users of personal computers, as well as component distributors such as the Company. In addition, the life-cycle of existing personal computer products and the timing of new product development and introduction can affect demand for disk drives and other personal computer components. Any downturns in the personal computer component distribution industry, or the personal computer industry in general, could adversely affect the Company's business and results of operations.

    FOREIGN SUPPLIERS REGULATION--A significant number of the products distributed by the Company are manufactured in Taiwan, China, Korea and the Philippines. The purchase of goods manufactured in foreign countries is subject to a number of risks, including economic disruptions, transportation delays and interruptions, foreign exchange rate fluctuations, imposition of tariffs, import and export controls and changes in governmental policies, any of which could have a material adverse effect on the Company's business and results of operations. While the Company does not believe that any of these factors adversely impact its business significantly at present, there can be no assurance that these factors will not materially adversely affect the Company in the future. Any significant disruption in the delivery of merchandise from the Company's suppliers, substantially all of whom are foreign, would also have a material adverse impact on the Company's business and results of operations. Currently all purchases are made in U.S. dollars.

3. FIXED ASSETS, NET

    Fixed assets, net, consist of the following:

                                                                       MARCH 31,
                                                                         1997
                                                                      -----------  DECEMBER 31,
                                                                                       1997
                                                                                   ------------
                                                                                   (UNAUDITED)
Furniture and fixtures..............................................   $   8,260    $    8,260
Office equipment....................................................       9,039        17,723
Vehicles............................................................      21,320        21,320
Leasehold improvements..............................................         293           293
                                                                      -----------  ------------
                                                                          38,912        47,596
Less--Accumulated depreciation and amortization.....................      (6,634)       (9,481)
                                                                      -----------  ------------
                                                                       $  32,278    $   38,115
                                                                      -----------  ------------
                                                                      -----------  ------------

4. INCOME TAXES

    The provision for income taxes is comprised of the following components:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------   NINE-MONTH
                                                                                 PERIOD ENDED
                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                 -------------
                                                                                  (UNAUDITED)
Current:
  Federal........................................................   $   14,500    $   389,747
  State..........................................................        7,000         68,779
Deferred:
  Federal........................................................       (8,700)       (35,520)
  State..........................................................       (3,300)        (6,268)
                                                                   ------------  -------------
Provision for income taxes.......................................   $    9,500    $   416,738
                                                                   ------------  -------------
                                                                   ------------  -------------

    The approximate tax effect of temporary differences which gave rise to significant deferred tax liabilities and assets are as follows:

                                                                    MARCH 31,
                                                                       1997
                                                                   ------------  DECEMBER 31,
                                                                                     1997
                                                                                 ------------
                                                                                 (UNAUDITED)
Depreciation and amortization....................................   $     (434)   $   (4,195)
Reserves.........................................................        2,408        32,623
Accrued liabilities..............................................        4,006         5,299
Unicap...........................................................        6,020        20,061
                                                                   ------------  ------------
                                                                    $   12,000    $   53,788
                                                                   ------------  ------------
                                                                   ------------  ------------

    A reconciliation of the provision for income taxes to the amount computed at the Federal statutory rate is as follows:

                                                                               NINE-MONTH
                                                                             PERIODS ENDED
                                                                              DECEMBER 31,
                                                             MARCH 31,   ----------------------
                                                               1997         1996        1997
                                                            -----------  ----------  ----------
                                                                              (UNAUDITED)
Federal income tax provision at the statutory rate........   $  11,854   $   21,884  $  354,228
State taxes, net of federal benefit.......................       2,092        3,861      62,510
Other items, net..........................................      (4,446)      --          --
                                                            -----------  ----------  ----------
Provision for income taxes................................   $   9,500   $   25,745  $  416,738
                                                            -----------  ----------  ----------
                                                            -----------  ----------  ----------

5. RELATED PARTY TRANSACTIONS

    In February 1997, a director borrowed $39,700 from the Company. The receivable is evidenced by an unsecured note due in 120 days on June 15, 1997, with interest at 5.75 percent. The note was repaid in June 1997.

    During fiscal 1997, the Company had sales of approximately $532,800 to and purchases of approximately $804,300 from a corporation owned by a related party. At March 31, 1997, the Company had $12,400 and $132,700 included in trade receivables and accounts payable, respectively, related to these transactions.

6. COMMITMENTS AND CONTINGENCIES

  LEASES

    The Company leases a facility under a lease agreement which expires on April 30, 1998. The following is a schedule of future minimum lease payments required under this operating lease as of March 31, 1997:

YEAR ENDING MARCH 31,
      1998.........................................................................  $  47,616
      1999.........................................................................      3,968
                                                                                     ---------
                                                                                     $  51,584
                                                                                     ---------
                                                                                     ---------

    Total rental expense for the year ended March 31, 1997 was approximately $49,000.

  LONG-TERM DEBT

    The Company has borrowed from a bank for its delivery van. The loan bears interest at 8.9 percent per annum with monthly installments of principal and interest of approximately $400. The following is a schedule of future minimum required payments:

YEAR ENDING MARCH 31,
      1998.........................................................................  $   3,390
      1999.........................................................................      3,707
      2000.........................................................................      4,054
      2001.........................................................................      4,426
      2002.........................................................................        387
                                                                                     ---------
                                                                                     $  15,964
                                                                                     ---------
                                                                                     ---------

7. RECEIVABLE FROM DIRECTOR

    The receivable from director at March 31, 1997 resulted from the purchase by the Company of 200,000 shares and 100,000 warrants for $100,000 in Evolutions, Inc. (Evolutions) which at March 31, 1997, was personally guaranteed by a director of the Company. Subsequent to June 13, 1997, the board of directors and shareholders voted to release this director from this guarantee as partial inducement for this individual to accept additional management responsibilities at the Company, including agreeing to become the chief executive officer. The Company has determined, due to significant cash flow difficulties encountered by Evolutions, that its investment is worthless. Accordingly, the Company has recorded a $100,000 loss during the first quarter of 1997 which is included in selling, general and administrative expenses.

8. SUBSEQUENT EVENTS

  COMMON STOCK

    On April 7, 1997, a relative of a shareholder purchased 65,764 shares of common stock for $300,000. In addition, the Company granted to this party an option to acquire up to an additional 372,659 common shares at $4.56 per share. The options expired on October 7, 1997 unexercised.

  FINANCING ARRANGEMENT

    In June 1997, the Company obtained credit for inventory purchases through Finova Capital Corporation. The terms for purchases are net 30 and are collateralized by inventory and accounts receivable. Unless the Company fails to pay Finova within this 30 day period, all finance costs associated with this line are charged by Finova to the Company's vendors. This arrangement is personally guaranteed by two officers of the company. At December 31, 1997, the Company had a payable to Finova Capital Corporation of approximately $3,400,460 included in accounts payable.

9. EVENTS SUBSEQUENT TO THE DATE OF THE AUDITORS' REPORT (UNAUDITED)

  RELATED PARTY TRANSACTIONS

    For the nine-month period ended December 31, 1997, the Company had sales of approximately $1,391,300 to and purchases of approximately $598,200 from a corporation owned by a related party. At December 31, 1997, the Company had $146,500 and $0 included in trade receivables and accounts payable, respectively, from this related party.

  CONCENTRATION OF RISK

    During the nine-month period ended December 31, 1997, one vendor accounted for 58.3 percent of purchases. During the nine-month period ended December 31, 1997, one customer accounted for 10.9 percent of net sales.

  SOFTWARE LICENSE

    In September 1997, the Company signed a software license and a reseller agreement with Computer Aided Software Integration, Inc. (CASI), a subsidiary of Datatec Systems, Inc. (Datatec), formerly known as Glasgal Communications, Inc. A director of the Company is also the founder, president, C.E.O., and a principal shareholder of CASI. The Company paid CASI a one-time license fee of $1,100,000 for the configuration software. The license agreement is generally a worldwide royalty-free and nonexclusive license to reproduce and use the software. The Company has capitalized this amount and will start to amortize these costs' once the Company puts the software into use. The license fee was paid in the form of a non-interest bearing promissory note for $950,000 and a cash payment of $150,000 loaned to the Company by an officer of Datatec (Datatec
Note) with interest at 10 percent. The Datatec Note provides that the Company is obligated to pay $50,000 (amount paid prior to December 31, 1997) and $100,000 on or before February 28, 1998; provided, however, that if the Company consummates an initial public offering (an "IPO") of its securities pursuant to a registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933, $100,000 of the proceeds of such IPO shall be immediately applied to prepayment of the $100,000 due to be paid on February 28, 1998. In the event that the Company completes an IPO prior to February 28, 1998 and fails to pay the Datatec Note in full by that date, or, the Datatec Note is not paid in full on or prior to February 28, 1998, in any event, the Datatec Note shall be converted into such number of shares of Common Stock of the Company as shall equal the principal amount then outstanding plus accrued interest divided by a fraction, the numerator of which shall equal the greater of $20,000,000 or the fair market value of the Company, and the denominator of which shall be the number of shares of Common Stock of the Company outstanding immediately prior to such conversion. The CASI note is due in installments of $250,000 (paid prior to December 31, 1997) and $700,000 due on or before February 28, 1998, respectively. The aggregate principal balance on these Notes of $800,000 is included in current portion of long-term debt in the December 31, 1997 Balance Sheet. In addition, the Company has a maintenance fee of $25,000 per year, payable in equal quarterly installments. The Company also issued CASI a contingent warrant exercisable in the event of default of the note at $4.50 per share. This warrant is convertible into 155,902 shares of common stock.

  STOCK SPLIT

    In October 1997, the Company effected a 10.960591 for one common stock split and increased the number of authorized shares of common stock to 20,000,000. All information in the accompanying financial statements has been retroactively restated to reflect these changes.

  PREFERRED STOCK

    In October 1997, the Company authorized 2,000,000 shares of preferred stock.

  EMPLOYMENT AGREEMENTS

    The Company has employment agreements with certain key executives. These agreements have terms of five years.

  STOCK OPTIONS

    In July 1997, the Company established the 1997 Stock Incentive Plan (the "Plan"). Under the Plan, options are generally granted to employees and directors at an exercise price equal to fair market value, as determined by the board of directors. The Company has reserved 500,000 shares of the Company's common stock for issuance under the Plan. On July 1, 1997, the Company granted options to purchase up to 307,717 shares of common stock with an exercise price of $2.70 per share. The plan terminates in 2007.

    Information regarding the Company's options is as follows:

                                                                                   WEIGHTED
                                                                        SHARES      AVERAGE     WEIGHTED
                                                                         UNDER     EXERCISE      AVERAGE    AGGREGATE
                                                                        OPTION       PRICE     FAIR VALUE     PRICE
                                                                       ---------  -----------  -----------  ----------
BALANCE, March 31, 1997..............................................     --       $      --    $      --   $       --
  Granted............................................................    307,717        2.70         0.72      830,836
  Canceled...........................................................         --          --           --           --
  Exercised..........................................................         --          --           --           --
                                                                       ---------       -----        -----   ----------
BALANCE, December 31, 1997...........................................    307,717   $    2.70    $    0.72   $  830,836
                                                                       ---------       -----        -----   ----------
                                                                       ---------       -----        -----   ----------

    Information about the Company's options outstanding at December 31, 1997 is summarized as follows:

                                                                    WEIGHTED AVERAGE REMAINING
        EXERCISE PRICE            NUMBER OF SHARES OUTSTANDING           CONTRACTUAL LIFE
-------------------------------  -------------------------------  -------------------------------
             $2.70                           307,717                        9.50 years

    The Company accounts for stock options granted to non-employees in accordance with SFAS No. 123 which requires non-cash compensation expense be recognized over the expected period of benefit. The Company accounts for its stock options granted to employees and directors under Accounting Principles Board No. 25 (APB 25), under which no compensation cost has been recognized. As of December 31, 1997, options for 93,721 shares were exercisable.

    If the Company had recognized compensation cost for stock-based employee compensation in accordance with SFAS No. 123, the Company's net income would have decreased as follows:


                                                                                   NINE-MONTH PERIODS
                                                                                          ENDED
                                                                                    DECEMBER 31, 1997
                                                                                 -----------------------
                                                                                 AS REPORTED  PRO FORMA
                                                                                 -----------  ----------
                                                                                       (UNAUDITED)
Net income.....................................................................   $ 625,108   $  582,672
Basic and diluted earnings per share...........................................   $    0.14   $     0.13


    The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants: risk-free interest rate of 6.31 percent; expected lives of five years; no expected volatility and no dividends would be issued during the option terms.

  PRIVATE PLACEMENT

    In December 1997, the Company completed a private placement for $1,000,000 with net proceeds of approximately $740,000. The Company sold 20 units for $50,000 per unit. Each unit consisted of (i) an unsecured promissory note for $20,000, bearing interest at 10 percent due eighteen months from the date of issue or upon closing of a $2,000,000 financing, (ii) 15,000 shares of common stock at $2.00 per share, and (iii) 5,000 warrants exercisable at $3.00 per share into common stock for three years, commencing one year after of issuance. The proceeds were used, in part, to pay $250,000 of the CASI note and $50,000 of the Datatec Note. In connection with the private placement the Placement Agent and the Company's legal counsel received 35,000 warrants and 45,000 warrants, respectively. The warrants are excercisable at $3.00 per share. The Placement Agent Warrants will be cancelled prior to an initial public offering (IPO) in the event the IPO occurs within 12 months.

Back Inside Cover Page

[Graphic depicting schematically: File & Print Services, Client Server Applications, Workstation Setup, and Connectivity Devices]

Caption: The ACSA solution will enable automated custom software and hardware configuration of computers at the point of assembly to permit operation with each individual end user's specific network and software applications including file and print services, workstation applications and communication devices.

[Photo of motherboard]

[Caption: The Company assembles custom systems from individual components such as 'motherboards.']

Collage of Products sold by the Company.
No Caption

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

    NO UNDERWRITER, DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
Recent Bridge Financing........................         17
Use of Proceeds................................         18
Dividend Policy................................         19
Dilution.......................................         19
Capitalization.................................         20
Selected Financial Data........................         21
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................         22
Business.......................................         27
Management.....................................         36
Certain Transactions...........................         41
Principal Shareholders.........................         43
Description of Capital Stock...................         44
Shares Eligible for Future Sale................         45
Underwriting...................................         46
Legal Matters..................................         48
Experts........................................         48
Additional Information.........................         48
Index to Financial Statements..................        F-1

    UNTIL            , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                                2,300,000 SHARES
                                       OF
                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS
                                 --------------

                         JOSEPH STEVENS & COMPANY, INC.

                                           , 1998

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table itemizes the expenses incurred by the Registrant in connection with the issuance and distribution of the Securities being registered, other than underwriting discounts. All the amounts shown are estimates except the Securities and Exchange Commission registration fee and the NASD filing fee.

Registration fee--Securities and Exchange Commission...........................  $    4,300.00
NASD filing fee................................................................       1,535.00
Nasdaq Listing fee.............................................................      10,000.00
Accounting fees and expenses...................................................      90,000.00
Legal fees and expenses (other than blue sky)..................................     150,000.00
Blue sky fees and expenses, including legal fees...............................      10,000.00
Underwriter's expenses.........................................................     345,000.00
Printing; stock certificates...................................................     100,000.00
Transfer agent and registrar fees..............................................       2,500.00
Directors and Officers' Insurance..............................................      50,000.00
Miscellaneous..................................................................      38,665.00
                                                                                 -------------
    Total......................................................................  $  802,000.00
                                                                                 -------------
                                                                                 -------------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties in certain circumstances. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

    The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

    Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

    Section 10 of the Underwriting Agreement filed as Exhibit 1.1 hereto sets forth certain provisions with respect to the indemnification of certain controlling persons, directors and officers against certain losses and liabilities, including certain liabilities under the Securities Act.

    The Registrant maintains director and officer liability insurance.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

    Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                                        EXHIBIT NUMBER
-----------------------------------------------------------------------------  -----------------
Proposed form of Underwriting Agreement......................................            1.1
Registrant's Restated Articles of Incorporation..............................            3.1
Registrant's Amended and Restated Bylaws.....................................            3.2
Registrant's Form of Indemnification Agreement...............................           10.3

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.


    On November 26, 1997, the Company issued warrants to purchase 35,000 shares of Common Stock to Joseph Stevens & Company, Inc. (the "Placement Agent Warrants"). The Placement Agent's Warrants were sold for a nominal purchase price of $3.50, or $.0001 per warrant, and are exercisable at $3.00 per share commencing November 26, 1998. The Placement Agent's Warrants will be cancelled prior to the Offering. In December 1997, the Company issued warrants to purchase 45,000 shares of common stock of the Company to Troop Meisinger Steuber & Pasich, LLP. The warrants issued to Troop Meisinger Steuber and Pasich, LLP were issued for nominal consideration of $45.00 and for legal services. These warrants are exercisable for four years at an exercise price of $3.00 per share. Each of Joseph Stevens & Company, Inc. and Troop Meisinger Steuber & Pasich, LLP, represented that (i) it acquired the warrants for its own account with the present intention of holding such warrants for investment purposes only and not with a view to, or for sale in connection with, any distribution of such warrants (other than a distribution in compliance with all applicable federal and state securities laws); (ii) it is an experienced and sophisticated investor and has such knowledge and experience in financial and business matters that it is capable of evaluating the relative merits and the risks of an investment in the warrants and of protecting its own interest in connection with the transaction at issue; (iii) it is willing to bear and is capable of bearing the economic risk of an investment in the warrants; and (iv) the Company made available, prior to the date of its warrant agreement, to it the opportunity to ask questions of the Company and its officers, and to receive from the Company and its officers information concerning the terms and conditions of the warrant and the warrant agreement and to obtain any additional information with respect to the Company, its business, operations and prospects, as reasonably requested by it; and (v) it is an "accredited investor" as that term is defined under Rule 501(a)(8) of Regulation D promulgated by the Commission under the Securities Act. The issuance and sale of these securities was exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in accordance with Rule 506 and Rule 152 of Regulation D) as a transaction not involving any public offering.



    On December 23, 1997, prior to the filing of the Registration Statement with respect to the Offering, the Company completed a financing (the "Bridge Financing") consisting of the sale of 20 units, each comprised of: (i) an unsecured promising note (each a "Bridge Note") of the Company in the principal amount of $20,000, bearing interest at a rate of 10% per annum payable upon the earlier of the closing of the Offering or 18 months from the date of issuance;
(ii) 15,000 shares of Common Stock of the Company, and (iii) 5,000 warrants of the Company, each warrant exercisable to purchase one share of Common Stock at an initial exercise price of $3.00 per share, subject to adjustment, during the 36-month period commencing one year from the date the warrants are issued (the "Bridge Warrants"). Prior to filing the Registration Statement with respect to the Offering, the purchasers in the Bridge Financing had entered into binding agreements for the purchase of the Units. The obligations of the purchasers were not subject to any conditions within the control of the purchasers or any right of renegotiation. Joseph Stevens & Company, Inc. acted as placement agent and there was no public solicitation or advertising in connection with the offering. The transaction was exempt from the registration requirements of the Securities Act of 1933 (the "Act") under Section 4(2) of the Act and Rule 506 of Regulation D and Rule 152 of the Rules and Regulations promulgated thereunder. The proceeds were used by the Company for working capital, to repay indebtedness and to commence construction of the Company's first ACSA Center.


    On April 12, 1996, the Company sold 2,192,118 shares of its Common stock to Nancy Hundt in consideration of $200,000 cash. On November 12, 1997, Ms. Hundt signed an investment representation which states that she purchased the shares for her own account and not with a view to resale or distribution. On April 12, 1996, Ms. Hundt was appointed, and she accepted, director of the Company. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. This transaction was exempt from the registration requirements of the Act under section 4(2) of the Act and section 25102(f) of the California Securities Law. The proceeds were used by the Company as working capital to cover general start-up costs.

    On April 12, 1996, the Company sold 1,096,059 shares of its Common Stock each to James Ung and Mei Yang, who are married, each of whom paid $25,000 in consideration therefor. On November 12, 1997, each of Mr. Ung and Ms. Yang signed an investment representation which states that each of Mr. Ung and Ms. Yang purchased the shares for their own accounts and not with a view to resale or distribution. On April 12, 1996, Mr. Ung and Ms. Yang were appointed, and they each accepted, director of the Company. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. This transaction was exempt from the registration requirements of the Act under
Section 4(2) of the Act and section 25102(f) of the California Securities Law. The proceeds were used by the Company as working capital to cover general start-up costs.

    On April 7, 1997, the Company sold 65,764 shares of its Common Stock and an option to purchase an additional 372,659 shares, which option expired October 7, 1997, to Vince Yiang, the brother of Mei Yang, who paid $300,000 in consideration therefor. On November 12, 1997, Mr. Yiang signed an investment representation in which Mr. Yiang represents that he purchased the shares for his own account and not with a view to resale or distribution, and that he has an individual net worth greater than $1.0 million. There were no underwriters involved in the sale of these securities and there was no public solicitation or advertisement by the Company in connection with the sale of these securities. The transaction was exempt from the registration requirements of the Act under
Section 4(2) of the Act. The proceeds were used by the Company as general working capital.

ITEM 16. EXHIBITS.


 EXHIBIT
 NUMBER    EXHIBIT DESCRIPTION
---------  --------------------------------------------------------------------------------------------------------
 1.1       Form of Underwriting Agreement.(+)
 1.2       Form of Underwriter's Warrant Agreement.(+)
 1.3       Form of Financial Advisory and Consulting Agreement.(+)
 3.1       Articles of Incorporation of Registrant.(+)
 3.2       Certificate of Amendment to Articles of Incorporation, as filed on December 22, 1997.(+)
 3.2.1     Certificate of Amendment of the Articles of Incorporation, as filed on January 6, 1998.(+)
 3.3       Amended and Restated Bylaws of Registrant.(+)
 4.1       Specimen Stock Certificate of Common Stock of Registrant.*
 5.1       Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.(+)
10.1       Standard Sublease Agreement, dated April 9, 1996, between ITT Barton Instruments and the Company.
10.2       Employment Agreement, dated May 1, 1997, between the Company and James Ung.(+)
10.3       Employment Agreement, dated July 1, 1997, between the Company and Mei Yoon Yang.(+)
10.4       Executive Employment Agreement, dated July 1, 1997, between the Company and Max Toghraie.(+)
10.5       Amended and Restated License Agreement, dated July 1, 1997, between Computer-Aided Software Integration,
             Inc. and the Company.
10.6       Reseller Agreement, made effective as of September 15, 1997, between Computer-Aided Software
             Integration, Inc. and the Company.(++)
10.7       Promissory Note, dated July 1, 1997, executed by the Company in favor of Computer Aided Software
             Integration, Inc.(+)
10.8       Warrant Agreement, dated July 1, 1997, between the Company and Computer-Aided Software Integration, Inc.
10.9       Promissory Note, dated July 1, 1997, executed by the Company in favor of Ralph Glasgal.(+)
10.10      Lease Agreement, dated for reference purposes October 28, 1997, between the Company and Fortune Dynamic,
             Inc.
10.11      Guaranty, dated December 3, 1997, given by James Ung to Fortune Dynamic, Inc.(+)
10.12      Dealer Loan and Security Agreement, dated June 3, 1997, between the Company and FINOVA Capital
             Corporation.(+)
10.13      Individual Guaranty, dated June 3, 1997, between FINOVA Capital Corporation and James Ung and Mei
             Yang.(+)
10.14      Amended and Restated 1997 Stock Plan.(+)
10.15      Form of Nonstatutory Stock Option Agreement.(+)
10.16      Warrant Agreement, dated December 23, 1997, between the Company and Troop Meisinger Steuber & Pasich,
             LLP.(+)
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of Troop Meisinger Steuber & Pasich, LLP (included in its Opinion filed as Exhibit 5.1 herewith)(+)
27         Financial Data Schedule.(+)
99.1       Consent of Carl L. Wood.(+)


------------------------

*   To be filed by Amendment.

+   Previously filed.


++ Specified portions of this Exhibit have been omitted and filed separately with the United States Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act of 1933.

ITEM 17. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

    (a) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c)  The undersigned registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on February 23, 1998.


                                CUMETRIX DATA SYSTEMS CORP.

                                By:               /s/ MAX TOGHRAIE
                                     -----------------------------------------
                                                    Max Toghraie
                                              CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY


    Carl Wood whose signature appears below constitutes and appoints Max Toghraie and James Ung, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to Amendment No. 3 to this Registration Statement and a new Registration Statement filed pursuant to Rule 462(b) of the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



    Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
       /s/ MAX TOGHRAIE
------------------------------  Chief Executive Officer      February 23, 1998
         Max Toghraie             and Director

        /s/ JAMES UNG
------------------------------  President and Director       February 23, 1998
          James Ung

         /s/ MEI YANG
------------------------------  Secretary, Treasurer         February 23, 1998
           Mei Yang               and Director

                                Chief Financial Officer
        /s/ CARL WOOD             and
------------------------------    Principal Accounting       February 23, 1998
          Carl Wood               Officer

              *
------------------------------  Director                     February 23, 1998
         Nancy Hundt

              *
------------------------------  Director                     February 23, 1998
         David Tobey

              *
------------------------------  Director                     February 23, 1998
       Philip J. Alford




*By:      /s/ MAX TOGHRAIE
      -------------------------
            Max Toghraie                                      February 23, 1998
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBITS                                                                                                       PAGE
---------                                                                                                    ---------
 1.1       Form of Underwriting Agreement.(+)
 1.2       Form of Underwriter's Warrant Agreement.(+)
 1.3       Form of Financial Advisory and Consulting Agreement.(+)
 3.1       Articles of Incorporation of Registrant.(+)
 3.2       Certificate of Amendment to Articles of Incorporation, as filed on December 22, 1997.(+)
 3.2.1     Certificate of Amendment to Articles of Incorporation, as filed on January 6, 1998(+)
 3.3       Amended and Restated Bylaws of Registrant.(+)
 4.1       Specimen Stock Certificate of Common Stock of Registrant.*
 5.1       Opinion and Consent of Troop Meisinger Steuber & Pasich, LLP.(+)
10.1       Standard Sublease Agreement, dated April 9, 1996, between ITT Barton Instruments and the
             Company.
10.2       Employment Agreement, dated May 1, 1997, between the Company and James Ung.(+)
10.3       Employment Agreement, dated July 1, 1997, between the Company and Mei Yoon Yang.(+)
10.4       Executive Employment Agreement, dated July 1, 1997, between the Company and Max Toghraie.(+)
10.5       Amended and Restated License Agreement, dated July 1, 1997, between Computer-Aided Software
             Integration, Inc. and the Company.
10.6       Reseller Agreement, made effective as of September 15, 1997, between Computer-Aided Software
             Integration, Inc. and the Company.(++)
10.7       Promissory Note, dated July 1, 1997, executed by the Company in favor of Computer Aided Software
             Integration, Inc.(+)
10.8       Warrant Agreement, dated July 1, 1997, between the Company and Computer-Aided Software
             Integration, Inc.
10.9       Promissory Note, dated July 1, 1997, executed by the Company in favor of Ralph Glasgal.(+)
10.10      Lease Agreement, dated for reference purposes October 28, 1997, between the Company and Fortune
             Dynamic, Inc.
10.11      Guaranty, dated December 3, 1997, given by James Ung to Fortune Dynamic, Inc.(+)
10.12      Dealer Loan and Security Agreement, dated June 3, 1997, between the Company and FINOVA Capital
             Corporation.(+)
10.13      Individual Guaranty, dated June 3, 1997, between FINOVA Capital Corporation and James Ung and
             Mei Yang.(+)
10.14      Amended and Restated 1997 Stock Plan.(+)
10.15      Form of Nonstatutory Stock Option Agreement.(+)
10.16      Warrant Agreement, dated December 23, 1997, between the Company and Troop Meisinger Steuber &
             Pasich, LLP.(+)
23.1       Consent of Arthur Andersen LLP.
23.2       Consent of Troop Meisinger Steuber & Pasich, LLP (included in its Opinion filed as Exhibit 5.1 herewith).(+)
27         Financial Data Schedule.(+)
99.1       Consent of Carl L. Wood.(+)


------------------------

*   To be filed by Amendment.

+   Previously filed.


++ Specified portions of this Exhibit have been omitted and filed separately with the United States Securities and Exchange Commission pursuant to a request for an order granting confidential treatment pursuant to Rule 406 of the General Rules and Regulations under the Securities Act of 1933.